                                                           Exhibit 2.1


                               SHARE PURCHASE AGREEMENT








                                       for the


                                  Sale and Purchase


                           of 100 % of the Share Capital of



                                Steinbeis Gessner GmbH



















                             ____________________________

                            dated as of November 26, 1997
                             ____________________________

                                  TABLE OF CONTENTS



RECITALS
DEFINITIONS
ARTICLE 1:    SUBJECT OF PURCHASE
  1.1 Purchase, Sale and Assignment of SHARES
  1.2 Consent of the COMPANY
  1.3 Rights of First Refusal
ARTICLE 2:    OTHER COMMITMENTS OF SELLER
  2.1 DM 8 Million Loan Agreement
  2.2 Expansion Land Option and Preemption Right Agreement
  2.3 Assumption of Liabilities
  2.4 Termination of Profit and Loss Take-Over Agreement
  2.5 Transfer of Pension Obligations
  2.6 Extension of Hereditary Building Rights
  2.7 Other Undertakings
  2.8 SELLER's Environmental Commitment
ARTICLE 3:    PURCHASE PRICE
  3.1 Amount of the Base Purchase Price
  3.2 Payment of BASE PURCHASE PRICE
  3.3 Amount of Final Purchase Price
  3.4 Post-Closing Audit and Determination of FINAL PURCHASE PRICE
  3.5 Payment of FINAL PURCHASE PRICE
  3.6 Form of Payments
ARTICLE 4:    CONDITIONS PRECEDENT; CLOSING DATE; RIGHTS OF RESCISSION
  4.1 Conditions Precedent to Assignment of SHARES
  4.2 Closing Date
  4.3 Rights of Rescission
ARTICLE 5:  EXPENSES AND INDEMNIFICATIONS FOR ACTIONS TO BE
              COMPLETED BY SELLER
ARTICLE 6:    REPRESENTATIONS AND WARRANTIES OF PURCHASER;
              REMEDIES
  6.1 Organization and Corporate Authority
  6.2 Agreement Not in Breach of Other Instruments
  6.3 Regulatory Approvals
  6.4 Remedies
ARTICLE 7:    REPRESENTATIONS AND WARRANTIES OF SELLER
  7.1   Recitals
  7.2   Transfer of SHARES
  7.3   Organization, Good Standing and Authority
  7.4   Capitalisation
  7.5   Equity Interests
  7.6   Real Property and Leaseholds
  7.7   Tangible Property Rights
  7.8   Intangible Property Rights
  7.9   Accounts Receivable and Inventory
  7.10 Contracts or Agreements with AFFILIATES (including Intercompany Loans)

  7.11 Bank Accounts (including Financial Debt)
  7.12 Customers and Suppliers
  7.13 Powers of Attorney and Suretyships
  7.14 Labour and Employment
  7.15 Pensions
  7.16 Important Contracts
  7.17 AGREEMENT Not in Breach of Other Instruments; Early Termination Rights
  7.18 Insurances
  7.19 Licenses and Permits
  7.20 Environmental Matters
  7.21 Financial Statements
  7.22 TAXES
  7.23 No Undisclosed Liabilities
  7.24 Litigation
  7.25 Compliance with Law and Agreements
  7.26 Brokers
  7.27 Absence of Certain Changes
  7.28 Correctness of Information; Sufficiency of Assets
ARTICLE 8:    REMEDIES OF PURCHASER
  8.1 Right to Withdraw
  8.2 Other Remedies
  8.3 Indemnification and Audits
  8.4 Environmental Remedies..................
  8.5 Treatment of Accounts Receivable
  8.6 Time Limits
  8.7 Knowledge
ARTICLE 9:    OTHER CLOSING AND POST-CLOSING COVENANTS
  9.1 Management of the COMPANY prior to the CLOSING DATE
  9.2 Notifications
  9.3 Trade Names, Trademarks
  9.4 Costs and TAXES
  9.5 Non-Competition Clause
  9.6 Customer and Supplier Relationships
ARTICLE 10: CARTEL LAW ISSUES
ARTICLE 11: MISCELLANEOUS PROVISIONS
  11.1 Notices
  11.2 Successors and Assigns
  11.3 Amendments
  11.4 Severability
  11.5 Confidentiality
  11.6 Applicable Jurisdiction
  11.7 European Economic and Monetary Union

                               SHARE PURCHASE AGREEMENT



This Share Purchase Agreement (hereinafter referred to as the "AGREEMENT") is made and entered into on the 26th day of November 1997 (hereinafter referred to as the "SIGNING DATE"), by and among the following parties (hereinafter individually and collectively also referred to as the "PARTIES"):

  - Steinbeis Holding GmbH, a company with limited liability organized under the laws of the Federal Republic of Germany, registered in the commercial register of the municipal court of Traunstein under No. HRB 6018 and having its registered office at Brannenburg (hereinafter referred to as "SELLER" );

  - Zetaphoenicis Beteiligungs GmbH, a company with limited liability organized under the laws of the Federal Republic of Germany, registered in the commercial register of the municipal court of Munich under No. HRB 117443 and having its registered office in Munich (hereinafter referred to as "GmbH I"); and

         Thetaphoenicis Beteiligungs GmbH, a company with limited liability organized under the laws of the Federal Republic of Germany, registered in the commercial register of the municipal court of Munich under No. HRB 117456 and having its registered office in Munich (hereinafter referred to as "GmbH II");

         GmbH I and GmbH II (hereinafter individually and collectively also referred to as "PURCHASER") are subsidiaries of FiberMark, Inc., a corporation under the laws of the State of Delaware, United States.



                                       RECITALS


  (A) Steinbeis Gessner GmbH, a company with limited liability organized under the laws of the Federal Republic of Germany, registered in the commercial register of the municipal court of Traunstein under No. HRB 112 and having its registered office at Brannenburg (hereinafter referred to as the "COMPANY"), presently operates two paper mills in Bruckmuhl and Weidach (Feldkirchen-Westerham) with a total of three paper machines and three saturation units and conducts the business of developing, manufacturing, selling and marketing of paper products such as, but not limited to, automotive filter papers, dustbag filter paper, coffee filter paper, raw masking tape, impregnated abrasive papers as well as impregnated masking tape (such business, as presently conducted, referred to hereinafter also as the "Business").

(B) SELLER is the sole shareholder, and owns the entire aggregate share capital, of the COMPANY in the amount of DM 6,145,000, divided into shares in the nominal values as set forth below:

Number of Shares:   Nominal value of Shares:
-----------------   ------------------------

  1                   DM   2,000,000
  1                   DM   1,800,000
  1                   DM   1,145,000
  1                   DM     400,000
  2                   DM     165,000
  1                   DM     108,000
  2                   DM      73,000
  2                   DM      72,000
  1                   DM      40,000
  2                   DM      15,000
  2                   DM       1,000

-----------------------------------------
Total share capital   DM   6,145,000

  (C) SELLER desires to sell and transfer to PURCHASER 100 % of the shares in the COMPANY, upon the terms and subject to the conditions set forth in this AGREEMENT, and PURCHASER desires to purchase and acquire such shares from SELLER.

  (D) The COMPANY is the sole general partner (Komplementarin) and the owner of a majority interest of approximately 55,556 % in Leiss-GmbH & Co., a limited partnership organized under the laws of the Federal Republic of Germany, registered in the commercial register of the municipal court of Traunstein under No. HRA 59 and having its registered office in Weidach (Feldkirchen-Westerham) . Furthermore, the COMPANY has formed by notarial deed of the notary public Werner Schiebel in Rosenheim on November 13, 1997 (Deed No. 3138/1997) a limited liability company under the firm name Steinbeis Gessner Unterstutzungskasse GmbH (i.G.), organised under the laws of the Federal Republic of Germany, to be registered in the commercial register of the municipal court of Traunstein, having its registered office in Bruckmuhl and having a registered share capital of DM 50,000 (hereinafter referred to as "Unterstutzungskasse"). Leiss-GmbH & Co. and Steinbeis Gessner Unterstutzungskasse GmbH (i.G.) shall be hereinafter, individually and collectively, referred to as the "SUBSIDIARY".

         The COMPANY as general partner, with capital interests (Kapitalanteile) in the aggregate amount of DM 125,000, and the limited partners (Kommanditisten), with aggregate registered limited partnership liability capital (Haftsummen) of DM 100,000 and capital interests in even amount, are the holders of the entire capital interests in Leiss GmbH & Co. in the aggregate amount of DM 225,000, in the nominal values and numbers as set opposite their respective names below:

Names:                    Aggregate nominal value of capital interests
                          (Kapitalanteile):

General Partner:
----------------
Steinbeis Gessner GmbH            DM   125,000  (Nos. 1 through 5)

Limited Partners:
-----------------
Brunhilde Dieterle                DM     25,000  (No. 6)
Helmut Riedle                     DM     25,001  (Nos. 8, 9 and 11)
Ulrich Riedle                     DM     41,666  (Nos. 7 and 12)
Maximiliane Riedle                DM       8,333  (No. 10)

----------------------------------------------------------------
  Total fixed capital interests   DM   225,000

(E) Neither the COMPANY nor the SUBSIDIARY own any other shares or interests in any other corpo ration, company, partnership or entity. The PARTIES have agreed that the COMPANY will have disposed of its interest in Steinbeis GmbH & Co. Grundstucksverwaltungs KG, a limited partnership organized under the laws of the Federal Republic of Germany, registered in the commercial register of the municipal court of Traunstein under No. HRA 6456 and having its registered seat in Brannenburg (hereinafter referred to as "GRUNDSTUCKS KG") prior to the EFFECTIVE DATE.

(F) SELLER has delivered to PURCHASER a collection of certain contracts and other documents relating to the COMPANY, the SUBSIDIARY and the Business (hereinafter referred to as "Schedules") which, together with the EXHIBITS, are enclosed hereto, and are deemed to form a part of this AGREEMENT and to which reference is made in the following.

                                    DEFINITIONS:


  (A) As used in this AGREEMENT, the following terms shall have the following meanings:

         "AFFILIATE" means a person or entity which is affiliated within the meaning of Sections 17-19 Aktiengesetz (German Stock Corporation Act) and/or closely related within the meaning of Section 1 (2) Aussensteuergesetz (German Foreign Tax Relations Act); the term Affiliate shall also be deemed to include any person which is affiliated to any of them in the foregoing sense.

         "AGREEMENT" means this Share Purchase Agreement.

         "AUDITED NET CLOSING BALANCE SHEET VALUE" shall have the meaning defined in Article 3.3(c).

         "BASE PURCHASE PRICE" shall have the meaning defined in Article 3.1.

         "BENCHMARK" shall have the meaning defined in Article 3.3(b).

         "BUSINESS" shall have the meaning defined in the Recitals under (A).

         "CLOSING BALANCE SHEET" shall have the meaning defined in Article 3.4.

         "CLOSING DATE" shall have the meaning defined in Article 4.2.

         "COMPANY" means Steinbeis Gessner GmbH.

         "CONFIDENTIAL INFORMATION" shall have the meaning defined in Article 11.5.

         "CONTRACTS" shall have the meaning defined in Article 7.16 (a).

         "DRAFT CLOSING BALANCE SHEET" shall have the meaning defined in
         Article 3.4.

         "EFFECTIVE DATE" means January 01, 1998, 0:00 hours.

         "EXPANSION LAND AGREEMENT" shall have the meaning defined in Article
         2.2.

         "EXPERT"   means ENSR Consulting and Engineering (ENSR).

         "EXPERT OPINION" shall have the meaning defined in Article 8.4 (h).

         "FINAL PURCHASE PRICE" shall have the meaning defined in Article
         3.3(a).

         "FINANCIAL STATEMENTS" shall have the meaning defined in Article
         7.21(a).

         "GmbH I" means zetaphoenicis Beteiligungs GmbH.

         "GmbH II" means thetaphoenicis Beteiligungs GmbH.

         "GRUNDSTUCKS KG" means Steinbeis GmbH & Co. Grundstucksverwaltungs KG.

         "Key Employees" means any employee who (i) is entitled to bind the legal entity on whose behalf he is acting by his signature vis-a-vis third parties under general provisions of the applicable corporate law, or (ii) receives an annual gross salary (with fixed and variable fringe benefits) exceeding DM 120,000 per annum or its equivalent in foreign currency.

         "LOAN AGREEMENT" shall have the meaning defined in Article 2.1.

         "LOAN AMOUNT" shall have the meaning defined in Article 2.1.

         "MATERIAL ADVERSE EFFECT" means any change in, or effect on, the business of the COMPANY or the SUBSIDIARY, as the case may be, as currently conducted that is material adverse to the results of the operations or the financial condition of such business; such change or effect shall be irrefutably presumed (unwiderlegbar vermutet) to have a material adverse effect if the damage (Schaden), including lost profits (entgangener Gewinn) or any other losses (Einbussen) of PURCHASER, the COMPANY or the SUBSIDIARY, respectively, incurred as a result of the violation of the respective representation and warranty section of Article 7 of this AGREEMENT exceed a threshold amount of DM 50,000 in the individual case or in the aggregate.

         "1997 BALANCE SHEET" shall have the meaning defined in Article 3.4.

         "1997 FINANCIAL STATEMENTS" shall have the meaning defined in Article 3.4.

         "OTHER COMMITMENTS" shall have the meaning defined in Article 2.

         "OTHER UNDERTAKINGS" shall have the meaning defined in Article 2.7.

         "PARTIES" means, individually or collectively, Steinbeis Holding GmbH, GmbH I and/or GmbH II.

         "PENSION TRANSFER AGREEMENT" shall have the meaning defined in Article 2.5.

         "PURCHASER" means, individually and collectively, GmbH I and/or GmbH
         II.

         "PURCHASER'S ACCOUNTANTS" shall have the meaning defined in Article
         3.4.

         "SCHEDULES" shall have the meaning defined in the Recitals under (F).

         "SELLER" means Steinbeis Holding GmbH.

         "SELLER'S ACCOUNTANTS" shall have the meaning defined in Article 3.4.

         "SELLER'S BEST KNOWLEDGE" means and includes the knowledge of (i) SELLER itself as well as the knowledge of its statutory representatives (Geschaftsfuhrer) including proxy managers (Prokuristen) and (ii) Dr. Hans Ferdinand Steinbeis, Mr. Jorg Rehm, Mr. Eugen Henrich and Ms. Monika Vodermaier of Steinbeis Verwaltungs GmbH, and shall also include the knowledge of (iii) the statutory representatives including proxy managers of the COMPANY and the SUBSIDIARY, and shall include Dr. Walter Haegler, Dr. Hans-Ulrich Heininger, Messrs. Gunther Aumann, Holger Baumgartner, Armin Damm, Gerhard Frank, Luitpold Gollreiter, Arno Haufellner, Jens-Peter Heins, Manfred Kirstein, Ernst Raabe, Armin Schwinn, Holger
         Sotje, Dr. Jurgen Hoffmann and Dr. Peter Wimmer.

         "SHARES" shall have the meaning defined in Article 1.1(c).

         "SIGNING DATE" means the date of this AGREEMENT.

         "SUBSIDIARY" shall have the meaning defined in the Recitals under (D).

         "TAXES" means any taxes (Steuern und steuerliche Nebenleistungen) within the meaning of Section 3 AO (German Tax Code) including all withholding taxes and other fiscal or governmental charges , such as, but not limited to, social security contributions (Sozialversicherungsbeitrage), any public investment grants (Investionszulagen), premiums (Investionszuschusse) and subsidies (Subventionen).

         "URGENT CLEAN-UP MEASURES" shall have the meaning defined in Article
         8.4 (j) (iii) (1).

  (B) The headings contained in this AGREEMENT are for reference purposes only and shall not affect in any way the meaning or interpretation of the terms and conditions of this AGREEMENT.



                                      AGREEMENT:


NOW, THEREFORE, in consideration of the foregoing Recitals and in accordance with the mutual representations, warranties, covenants, obligations and undertakings herein set forth, the PARTIES hereto agree as follows:


                                      ARTICLE 1

                                 SUBJECT OF PURCHASE


1.1      Purchase, Sale and Assignment of Shares

  (a) SELLER hereby sells with commercial effect (mit wirtschaftlicher Wirkung) as of the EFFECTIVE DATE and assigns to PURCHASER with effect from the CLOSING DATE, 100 % of the shares of the COMPANY in the aggregate nominal value of DM 6,145,000, of which shares

         - one share in the nominal value of DM 40,000 shall be sold and assigned to GmbH II; and

         -    all other shares shall be sold and assigned to GmbH I,

         provided that such assignments shall become effective (mit dinglicher Wirkung) upon satisfaction of the conditions precedent set forth in
         Article 4.1.

  (b)    Purchaser hereby accepts such sale and assignments.

  (c) The shares in the COMPANY which are sold and assigned pursuant to paragraphs (a) and (b) above shall collectively and individually hereinafter be referred to as the "Shares".

  (d) The sale and assignment of the SHARES shall include all ancillary rights, benefits and obligations arising from the SHARES, including, without limitation, the right to receive profits, the voting rights as well as earnings accrued and undistributed prior to the EFFECTIVE DATE, it being understood, however, that SELLER shall be entitled to receive the earnings of the COMPANY for the fiscal year 1997 through December 31, 1997 under the profit and loss take-over agreement (Gewinnabfuhrungsvertrag) between SELLER and the COMPANY of November 30, 1990. The assignments include all rights and obligations pertaining or related to the SHARES, insofar as nothing to the contrary is stipulated elsewhere in this AGREEMENT. It is understood that PURCHASER does not assume any personal obligations of the SELLER vis-a-vis third parties, including, but not limited to, tax obligations.

(e) In the event that the CLOSING DATE shall be a later date than January 01, 1998, 00:00 hours, the PARTIES hereby agree that, regardless of when the CLOSING DATE occurs, as among the PARTIES, the SHARES shall be deemed to have been transferred in accordance with the law of obligations (mit schuldrechtlicher Wirkung) as from the EFFECTIVE DATE.


1.2      Consent of the COMPANY

         In their capacity as managing directors (Geschaftsfuhrer) of the COMPANY, Dr. Walter Haegler and Dr. Hans-Ulrich Heininger have given the consent of the COMPANY to the sale and assignment of the Shares contemplated in this AGREEMENT, pursuant to Section 5 (1) of the Articles of Association of the COMPANY. This consent and the corresponding shareholder resolution of the COMPANY required for such consent are attached hereto as EXHIBIT 1.2. The acting notary will promptly notify the COMPANY about the transfer of the SHARES from SELLER to PURCHASER provided in this AGREEMENT pursuant to Section 16 GmbHG (German Act on Companies with Limited Liability).


1.3      Rights of First Refusal

         There are no rights of first refusal, redemption rights or similar rights pursuant to the Articles of Association of the COMPANY or otherwise with respect to the SHARES.


                                      ARTICLE 2

                             OTHER COMMITMENTS OF SELLER

In addition to the sale and assignment of the SHARES, SELLER has undertaken further commitments which are set forth below and which shall be hereinafter referred to as the "OTHER COMMITMENTS".

2.1      DM 8 Million Loan Agreement

         Prior to the SIGNING DATE, SELLER and the COMPANY entered into the loan agreement a copy of which is enclosed as EXHIBIT 2.1 (hereinafter referred to as the "LOAN AGREEMENT") which provides for a loan in the principal amount of DM 8,000,000 (eight million Deutsche Mark) (hereinafter referred to as the "LOAN AMOUNT") at a fixed rate of 5 % p.a. and the terms of this LOAN AGREEMENT shall not have been amended or terminated and shall continue to be in effect on the CLOSING DATE.


2.2      Expansion Land Option and Preemption Right Agreement

         Prior to the SIGNING DATE, by notarial deed of the notary public Werner Schiebel in Rosenheim (Deed No. 3136/1997) GRUNDSTUCKS KG and the COMPANY entered into the land option and preemption right agreement, the contents of which are known to the PARTIES and a copy of which is enclosed for evidence purposes as EXHIBIT 2.2 (hereinafter referred to as the "EXPANSION LAND AGREEMENT"), related to the real property registered with the land register (Grundbuchamt) of Vagen, Volume (Band) 28, page (Blatt) 1257 under No. (FlNr.) 2548 and the terms of this EXPANSION LAND AGREEMENT shall not have been amended or terminated and shall continue to be in effect on the CLOSING DATE.


2.3      Assumption of Liabilities

         The COMPANY shall be sold by SELLER to PURCHASER free and clear of any financial debt, intercompany liabilities and any contingent liabilities within the meaning of Section 251 HGB; prior to the EFFECTIVE DATE SELLER shall in particular (i) assume any financial debt of the COMPANY as defined in Section 266 subsection 3 C. 1. and
         2. HGB (German Commercial Code) and (ii) waive any intercompany liabilities of the COMPANY as defined in Section 266 subsection 3 C.
         6. and 7. HGB (including any claims under the profit and loss take-over agreement between SELLER and the COMPANY of November 30,
         1990). It is expressly understood, however, that PURCHASER shall procure that the COMPANY will pay to the entitled beneficiaries two twelfth of the bonus payments set forth in EXHIBIT 2.3 after the CLOSING DATE, if and to the extent such payments have been provided for in the CLOSING BALANCE SHEET.


2.4      Termination of Profit and Loss Take-Over Agreement

         Prior to the SIGNING DATE, SELLER and the COMPANY shall have finally and irrevocably terminated (beenden) the profit and loss take-over agreement between SELLER and the COMPANY of November 30, 1990 which termination shall become effective on December 31, 1997, 24:00 hours, and shall have, prior to the EFFECTIVE DATE, taken all requisite corporate actions in connection with such termination; copies of the termination agreement together with the contemplated corresponding shareholder resolutions are enclosed as EXHIBIT 2.4. SELLER confirms that it has not assigned or otherwise transferred and hereby, with effect as from the EFFECTIVE DATE, expressly waives any rights against the COMPANY and, as a precaution, hereby assigns any remaining rights, if any, to PURCHASER under the said profit and loss take-over agreement of November 30, 1990; PURCHASER accepts such assignment.


2.5      Transfer of Pension Obligations

         Prior to the EFFECTIVE DATE, SELLER and the COMPANY, with the prior consent of PURCHASER which shall not be unreasonably withheld, shall have entered into an agreement related to the transfer of the pension liabilities of the COMPANY (hereinafter referred to as the "PENSION TRANSFER AGREEMENT") substantially upon the terms enclosed as EXHIBIT
         2.5 and the terms of this PENSION TRANSFER AGREEMENT shall not have been amended or terminated and shall continue to be in effect on the CLOSING DATE.


2.6      Extension of Hereditary Building Rights

         Prior to the SIGNING DATE, by notarial deed of the notary public Werner Schiebel in Rosenheim (Deed No. 3135/1997) the SUBSIDIARY granted the COMPANY a binding and irrevocable offer (bindendes und unwiderrufliches Angebot) in notarial form related to the real property registered with the land register (Grundbuchamt) of Vagen, volume (Band) 21, page (Blatt) 950 under Nos. (FlNrn.) 1569, 1570, 1573 and 1594, the contents of which are known to the PARTIES and a copy of which is enclosed for evidence purposes as EXHIBIT 2.6 (hereinafter referred to as the "HEREDITARY BUILDING RIGHTS EXTENSION OFFER"), and the terms of the HEREDITARY BUILDING RIGHTS EXTENSION OFFER shall not have been amended or terminated and shall continue to be in effect on the CLOSING DATE.


2.7      Other Undertakings

         SELLER shall complete, or cause to be completed, each of the actions described in EXHIBIT 2.7 (hereinafter referred to as "OTHER UNDERTAKINGS") within the time limits set forth therein and the terms of any agreements or commitments related to these OTHER UNDERTAKINGS shall not be amended or terminated and shall continue to be in effect on the CLOSING DATE and the execution (Vollzug) of such agreements or commitments shall be continued as initially contemplated.


2.8      SELLER's Environmental Commitment

         Prior to the SIGNING DATE, SELLER shall deliver to PURCHASER the declaration a copy of which is enclosed as EXHIBIT 2.8.


                                      ARTICLE 3

                                   PURCHASE PRICE


The aggregate purchase price to be paid by PURCHASER to SELLER in consideration of the SHARES and the OTHER COMMITMENTS shall be the amount set forth below and shall be payable as follows:

3.1      Amount of the Base Purchase Price

         The aggregate base purchase price to be paid by PURCHASER to SELLER shall be the amount of US $ 40,000,000 (forty million US Dollars) plus the amount of DM 5,315,000 (five million three hundred fifteen thousand Deutsche Mark) (hereinafter referred to as the "BASE PURCHASE PRICE").


3.2      Payment of BASE PURCHASE PRICE

(a) The BASE Purchase Price shall be payable by PURCHASER to SELLER on the CLOSING DATE by banker's cheque (LZB-Scheck) against (Zug um Zug) payment of the LOAN AMOUNT to be paid by SELLER to the COMPANY on the CLOSING DATE also by banker's cheque.

(b) A copy of the preliminary declaration of approval of the Landeszentralbank im Freistaat Bayern (Hauptverwaltung der Deutschen Bundesbank), Munich (Bavarian branch of the Federal Reserve Bank), pursuant to Section 3 Wahrungsgesetz (German Currency Act) and Section 49 Aussenwirtschaftsgesetz (Foreign Trade and Payments Act) for any payments to be made in a foreign currency under this AGREEMENT is enclosed as EXHIBIT 3.2; a copy of the final declaration shall be provided by PURCHASER to SELLER prior to the CLOSING DATE.

3.3      Amount of Final Purchase Price

(a) The BASE PURCHASE PRICE shall be adjusted in accordance with the formula set forth in paragraph (b) below and the amount so adjusted shall be referred to hereinafter as the "FINAL PURCHASE PRICE".

(b) The BASE PURCHASE PRICE shall be decreased or increased, as the case may be, if and to the extent that the AUDITED NET CLOSING BALANCE SHEET VALUE (as defined in paragraph (c) and as determined in accordance with Article 3.4 below) deviates from the agreed upon benchmark value of DM 35,000,000 (thirty-five million Deutsche Mark) (hereinafter referred to as the "BENCHMARK"). Thus, if the AUDITED NET CLOSING BALANCE SHEET VALUE is lower than the BENCHMARK, the BASE PURCHASE PRICE will be decreased by the balance (Unterschiedsbetrag) which amount shall be repaid to PURCHASER; vice versa if the AUDITED NET CLOSING BALANCE SHEET VALUE is higher than the BENCHMARK, the BASE PURCHASE PRICE will be increased by the balance which amount shall be paid to SELLER in addition.

(c) The "AUDITED NET CLOSING BALANCE SHEET VALUE" shall be defined and calculated as follows:

         (i) Fixed assets of the COMPANY as defined in Section 266 subsection 2 A. I., II. and III. HGB plus current assets of the COMPANY as defined in Section 266 subsection 2 B. I., II., III. and IV. HGB plus prepaid expenses

              (Rechnungsabgrenzungsposten) as defined in
              Section 266 subsection 2 C. HGB

              less

         (ii) provisions of the COMPANY as defined in Section 266 subsection 3
              B. 1., 2. and 3. HGB plus current liabilities of the COMPANY as defined in Section 266 subsection 3 C. 3., 4., 5. and 8. HGB plus deferred income (Rechnungsabgrenzungsposten) as defined in
              Section 266 subsection 3 D. HGB, however, excluding any special reserves (Sonderposten mit Rucklagenanteil) pursuant to Section 273 HGB.

         The balance resulting from the calculation pursuant to (i) and (ii) above is the aggregate amount of the equity capital (Eigenkapital) of the COMPANY as defined in Section 266 subsection 3 A. HGB plus the special reserves as defined in Section 273 HGB, assuming that SELLER has fully complied with Article 2.3 above.

         A sample calculation for the determination of the AUDITED NET CLOSING BALANCE SHEET VALUE is enclosed as EXHIBIT 3.3.

(d) Notwithstanding the obligations of SELLER pursuant to Article 2.3 above, if and to the extent there are any financial debt as defined in
         Section 266 subsection 3 C. 1. and 2. HGB or any intercompany liabilities within the meaning of Section 266 subsection 3 C. 6. and
         7. HGB on the EFFECTIVE DATE, it is expressly agreed that such financial debt or intercompany liabilities shall reduce the FINAL PURCHASE PRICE in even amount.


3.4      Post-Closing Audit and Determination of FINAL PURCHASE PRICE

         As promptly as practical, but no later than forty-five days following the CLOSING DATE, PURCHASER shall procure that the COMPANY shall prepare and deliver to PURCHASER and SELLER the financial statements consisting of balance sheet (Bilanz) (hereinafter referred to as "1997 BALANCE SHEET"), profit and loss accounts (Gewinn- und Verlustrechung), notes to the financial statements (Anhang) and report on the economic development and position of the COMPANY (Lagebericht) (hereinafter collectively referred to as "1997 FINANCIAL STATEMENTS") as of December 31, 1997, 24:00 hours, which shall be prepared in accordance with German generally accepted accounting principles applied consistently with past practice (taking into account adjustments resulting from prior tax audits) and using the same methods and valuation principles applied previously. Steinbeis Verwaltungs GmbH is entitled to assist the accountants on behalf and at the expense of the COMPANY if required and reasonable.

         As promptly as practical, but no later than forty-five days following PURCHASER's and SELLER's receipt of the 1997 FINANCIAL STATEMENTS, SELLER's accountants Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH, Wirtschaftsprufungsgesellschaft, Munich (hereinafter referred as "SELLER'S

         ACCOUNTANTS"), on behalf and at the expense of the COMPANY, shall audit the 1997 FINANCIAL STATEMENTS.

         PURCHASER's accountants KPMG Deutsche Treuhand-Gesellschaft, Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Munich
         (hereinafter referred to as "PURCHASER'S ACCOUNTANTS"), on behalf and at the expense of PURCHASER, shall review the 1997 BALANCE SHEET (including the above mentioned adjustments due to the tax audit for 1991 through 1994) included in the above mentioned 1997 FINANCIAL STATEMENTS. PURCHASER'S ACCOUNTANTS shall be entitled to participate in the inventory count (Inventur) and to review any bookkeeping or other documents relating to the 1997 financial year as well as any previous financial years of the COMPANY. PURCHASER'S ACCOUNTANTS will in particular also have access to the working papers of SELLER'S ACCOUNTANTS for the 1997 FINANCIAL STATEMENTS and all material related to the 1996 and 1997 fiscal year of the COMPANY which were prepared by the COMPANY or Steinbeis Verwaltungs GmbH, respectively.

         The purpose of PURCHASER'S ACCOUNTANTS' review is to determine whether the 1997 BALANCE SHEET has been prepared in accordance with the requirements of this AGREEMENT. If PURCHASER'S ACCOUNTANTS, following their review, conclude that the 1997 BALANCE SHEET has been prepared in accordance with the requirements of this AGREEMENT, then the 1997 BALANCE SHEET will become the final closing balance sheet for the purpose of this AGREEMENT (hereinafter referred to as the "CLOSING BALANCE SHEET").

         If PURCHASER'S ACCOUNTANTS disagree with the 1997 BALANCE SHEET, they will prepare a revised balance sheet which will become the draft closing balance sheet (hereinafter referred to as "DRAFT CLOSING BALANCE SHEET"). In the event of dispute between PURCHASER'S and SELLER'S ACCOUNTANTS with respect to the DRAFT CLOSING BALANCE SHEET, PURCHASER and SELLER together with PURCHASER'S and SELLER'S ACCOUNTANTS shall first use their best efforts to resolve such dispute among themselves. If the dispute is settled, the appropriate adjustments will be made to the DRAFT CLOSING BALANCE SHEET which will then become the final CLOSING BALANCE SHEET for purposes of this AGREEMENT.

         If PURCHASER and SELLER together with PURCHASER'S and SELLER'S ACCOUNTANTS are unable to resolve such dispute within ten banking days (in Munich), the dispute shall be submitted to a mutually agreed independent accountant, whose resolution of such dispute shall be final and binding. For the avoidance of doubt, the final balance sheet so determined shall constitute and become the final CLOSING BALANCE SHEET for purposes of this AGREEMENT.

         If PURCHASER and SELLER are unable to agree on an independent accountant, such accountant shall be determined at the request of either PURCHASER or SELLER by the Institut der
         Wirtschaftsprufer in Deutschland e.V. (IDW) (Institute of Chartered Accountants in Germany); it being understood that any independent accountant shall have discretion (Entscheidungs-spielraum) only in the range between the amounts in dispute between PURCHASER'S and SELLER'S ACCOUNTANTS, respectively.

         The costs of such independent accountant shall be borne by PURCHASER and/or SELLER, respectively, in accordance with Sections 91 et seq. ZPO (German Code of Civil Procedure).

         The FINAL PURCHASE PRICE shall be determined on the basis of the AUDITED NET CLOSING BALANCE SHEET VALUE resulting from the final CLOSING BALANCE SHEET.


3.5      Payment of FINAL PURCHASE PRICE

         Any balance between the BASE PURCHASE PRICE and the FINAL PURCHASE PRICE shall be paid by SELLER or PURCHASER, as the case may be, in German currency within five banking days (in Munich) after the determination of the FINAL PURCHASE PRICE pursuant to Article 3.4, together with interest thereon at a percentage rate of three percent above the prevailing discount rate of the German Federal Reserve Bank (Bundesbankdiskontsatz) as from the CLOSING DATE until the date of payment.



3.6      Form of Payments

         The BASE PURCHASE PRICE as well as the LOAN AMOUNT shall be paid by banker's cheque (LZB-Scheck) pursuant to Article 3.2 (a). All other payments to be made by SELLER or PURCHASER, respectively, under this AGREEMENT shall be made in German currency and at the discretion of the payor of such payment, by banker's cheque or wire transfer. Any payments by either PURCHASER shall be with releasing effect (schuldbefreiende Wirkung) upon each PURCHASER.


                                      ARTICLE 4

               CONDITIONS PRECEDENT; CLOSING DATE; RIGHTS OF RESCISSION


4.1      Conditions Precedent to Assignment of SHARES

         The assignment of the SHARES pursuant to Article 1.1 (a) and (b) shall be subject to satisfaction, or waiver by SELLER, of the conditions precedent (aufschiebende Bedingungen) of (i) payment of the BASE PURCHASE PRICE by PURCHASER in accordance with Article 3.1 and (ii) provision of the guarantee (Burgschaft) for the LOAN AMOUNT in the form as enclosed as EXHIBIT 4.1 to SELLER.

4.2      Closing Date

(a) The closing date (referred to as the "CLOSING DATE") shall be the fifth banking day (in Munich) after satisfaction of the closing condition set forth in paragraph (b) below, but in no event earlier than the first banking day (in Munich) after the EFFECTIVE DATE.

(b) The obligation of PURCHASER to pay the BASE PURCHASE PRICE or the FINAL PURCHASE PRICE, respectively, or to provide the guarantee referred to in Article 4.1 (ii) above, shall be subject to the closing condition (Vollzugsbedingung) that the Board of Directors of FiberMark, Inc. has approved the transaction contemplated by this AGREEMENT; the decision of the Board of Directors of FiberMark, Inc., be it approval or denial, shall be communicated to SELLER prior to or on January 31, 1998, 24:00 hours, or, in the event of additional investigations pursuant to Article 8.4 (h), February 28, 1998, 24:00 hours, respectively; if no notification is received by SELLER within the foregoing period (as applicable) such approval shall be deemed to have been denied.


4.3      Rights of Rescission

(a)      PURCHASER shall be entitled to rescind this AGREEMENT (zurucktreten)
         (i) pursuant to Article 8.1, or (ii) if the Board of Directors of FiberMark, Inc. has finally refused approval of the acquisition contemplated by this AGREEMENT or, (iii) pursuant to Article 8.4 (j)
         (ii) until the later of January 31, 1998, 24:00 hours, or, if additional investigations will be made pursuant to Article 8.4 (h), until February 28, 1998, 24:00 hours.

(b) SELLER shall be entitled to rescind this AGREEMENT (zurucktreten) (i) pursuant to Article 8.4 (f), or (ii) if the CLOSING DATE has not occurred by the later of five banking days (in Munich) after January 31, 1998, 24:00 hours, or, if additional investigations will be made pursuant to Article 8.4 (h), five banking days (in Munich) after February 28, 1998, 24:00 hours.

(c) Any right of rescission pursuant to paragraphs (a) and (b) above shall be exercised in writing (including fax communication). Any dates for exercising the rights of rescission referred to in paragraphs (a) and
         (b) above may be extended in writing if SELLER and PURCHASER mutually so agree.

(d) It is agreed that in the event of termination of this AGREEMENT by way of rescission pursuant to paragraphs (a) and (b) above (with the exception of a rescission pursuant to Article 8.1 by PURCHASER, in which case this AGREEMENT shall be unwound (ruckabgewickelt) in accordance with the statutory provisions), this AGREEMENT shall forthwith become null and void and shall be unwound to the extent already executed (vollzogen) and there shall be no further liability of SELLER or PURCHASER, as the case may be, except as set forth in
         Article 9.4 which shall continue to apply, and there shall be in particular no damage or indemnification claims of either SELLER or PURCHASER against the other party because of such rescission.

                                      ARTICLE 5

         EXPENSES AND INDEMNIFICATIONS FOR ACTIONS TO BE COMPLETED BY SELLER

SELLER shall indemnify (entschadigen) and hold harmless (freistellen) PURCHASER and/or the COMPANY and/or the SUBSIDIARY from and for:

(a) any TAXES, costs, fees, expenses or other charges whatsoever (including payments to third parties), incurred by PURCHASER and/or the COMPANY and/or the SUBSIDIARY relating to any of the actions to be completed pursuant to Articles 2.3 through 2.7, except for any real estate transfer tax triggered by the acceptance of the HEREDITARY BUILDING RIGHTS EXTENSION OFFER; it is agreed that although the COMPANY has assumed the obligation to remove certain tanks on a certain part of the real property to be acquired by GRUNDSTUCKS KG pursuant to the notarial deed of the notary public Werner Schiebel in Rosenheim of November 13, 1997 (Deed No. 3137/1997) (cf. EXHIBIT 2.7) at its costs, the costs of such removal shall be paid by the COMPANY either prior to the EFFECTIVE DATE or appropriate provisions shall be made in the CLOSING BALANCE SHEET; otherwise SELLER shall reimburse PURCHASER for such amount;

(b) any TAXES, costs, fees, expenses or other charges whatsoever incurred by the COMPANY in connection with the disposal of the COMPANY's interest in Steinbeis GmbH & Co.
         Grundstuckverwaltungs KG referred to in the Recitals under (E) which shall be borne by SELLER;

(c) any TAXES, costs, fees, expenses, charges or other claims whatsoever incurred by the COMPANY in connection with any prior profit and loss take-over agreement to which the COMPANY is or has been a party; and

(d) any TAXES, costs, fees, expenses, charges or other claims whatsoever regardless of their legal nature, including, but not limited to, warranty claims (Gewahrleistungsanspruche) or claims of any governmental or administrative body related to any real property other than the real property owned or used by the COMPANY on the basis of a hereditary building right referred to in Article 7.6 (a) (i) and (ii).

It is understood, that PURCHASER's claims under paragraphs (a) through (d) shall be reduced accordingly if and to the extent the COMPANY and/or the SUBSIDIARY have made the respective payment prior to the EFFECTIVE DATE or corresponding provisions have been established in the CLOSING BALANCE SHEET or payment is made by SELLER after the EFFECTIVE DATE.

If and to the extent the consents of cancellation (Loschungbewilligungen) required to be delivered by SELLER to PURCHASER pursuant to EXHIBIT 2.7 and
Article 7.6 (b), respectively, are not received by PURCHASER prior to the CLOSING DATE, SELLER shall deliver to PURCHASER prior to the CLOSING DATE an unconditional, irrevocable guarantee of a German major bank payable at first sight and not limited in duration

(unwiderrufliche, unbedingte, unbefristete selbstschuldnerische Bankburgschaft -auf erstes Verlangen- einer deutschen Grossbank) in an amount even to the aggregate amount of all incumbrances for which the necessary consents of cancellation have not been provided; PURCHASER shall return this guarantee upon receipt of all outstanding consents of cancellation.

                                      ARTICLE 6

                REPRESENTATIONS AND WARRANTIES OF PURCHASER; REMEDIES


PURCHASER represents and warrants ("sichert zu") within the meaning of Section 459 subsection 2 BGB (German Civil Code) to SELLER the following:


6.1      Organization and Corporate Authority

         Each of PURCHASER is a duly organized and validly existing company with limited liability under the laws of the Federal Republic of Germany; each of PURCHASER has all requisite corporate power and authority to enter into this AGREEMENT and to consummate the transactions contemplated hereby, save for the approval of the Board of Directors of FiberMark, Inc. referred to in Article 4.2 (b). This AGREEMENT and all other agreements herein contemplated to be executed in connection herewith by PURCHASER have been (or upon execution will have been) duly executed and delivered by PURCHASER, and constitute (or upon execution will constitute) legal, valid and binding obligations of PURCHASER in accordance with their respective terms and conditions. Copies of excerpts from the commercial register of each PURCHASER of recent date and accurate in substance are enclosed hereto as EXHIBIT 6.1.


6.2      Agreement Not in Breach of Other Instruments

         The execution, delivery, and performance of this AGREEMENT by PURCHASER and the consummation of all other agreements herein contemplated to be executed in connection herewith and the fulfillment of the terms thereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement to which PURCHASER is a party or by which it is bound, the Articles of Association of PURCHASER, any judgement, decree, or order of any court, governmental body or arbitrator by which PURCHASER is bound, or any law, rule or regulation applicable to Purchaser, save for the approval of the Board of Directors of FiberMark, Inc. referred to in Article 4.2 (b).


6.3      Regulatory Approvals

         All consents, approvals, authorizations and other requirements of any governmental or other administrative authorities prescribed by any law, rule or regulation which must be obtained or satisfied by PURCHASER in order to permit the consummation of the transactions contemplated by this Agreement have been or will be obtained and satisfied.


6.4      Remedies

         If any of the representations and warranties assumed by PURCHASER in this Article 6 is partially or totally incorrect, PURCHASER shall be liable for any damages incurred by SELLER because of this incorrectness. However, such claims shall only be valid if such incorrectness is not cured by PURCHASER within six weeks after it has received written notice from SELLER describing such incorrectness.

                                      ARTICLE 7

                      REPRESENTATIONS AND WARRANTIES OF SELLER


SELLER represents and warrants ("sichert zu") within the meaning of Section 459 subsection 2 BGB (German Civil Code) to PURCHASER, that all of the following statements shall be true and correct as of the SIGNING DATE and shall continue to be true and correct until the EFFECTIVE DATE, unless SELLER promptly notifies without delay (unverzuglich) PURCHASER about any material changes to the information disclosed to PURCHASER in the time period between the SIGNING DATE and the EFFECTIVE DATE:


7.1 Recitals

    The statements in the Recitals hereto are correct. Copies of the excerpts from the commercial register of SELLER, the COMPANY, the SUBSIDIARY and GRUNDSTUCKS KG of recent date and correct in substance are attached hereto as SCHEDULE 7.1.


7.2 Transfer of SHARES

(a) SELLER is a company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany, and has all requisite corporate power and authority to enter into this AGREEMENT and to consummate the transactions contemplated hereby. This AGREEMENT and all other agreements herein contemplated to be executed in connection herewith by SELLER have been (or upon execution will have been) duly executed and delivered by SELLER, and constitute (or upon execution will constitute) legal, valid and binding obligations of SELLER.

(b) SELLER has good and valid title to the SHARES and will effectively assign to PURCHASER the SHARES pursuant to this AGREEMENT, free and clear of all liens, pledges, security interests, restrictions, encumbrances, options or rights of third parties of whatever kind, in particular sub-participation rights and rights to usufruct.

(c) The SHARES represent 100 % of the entire share capital of the COMPANY. PURCHASER has received a true and complete compilation of all documents by which, up to the CLOSING DATE, the COMPANY's SHARES have been created, transferred or otherwise affected. The SHARES have been held for at least the last ten consecutive years prior to the EFFECTIVE DATE by a legal entity (juristische Person) entitled to corporate tax credits (anrechnungsberechtigte juristische Person) rather than an individual (naturliche Person) with the exception of two SHARES in the nominal value each of DM 1,000 which were held in trust (treuhanderisch) by Jochen Gessner and Dr. Hans Ferdinand Steinbeis from November 30, 1990 through August 2, 1991.

(d) The execution, delivery, and performance of this AGREEMENT by SELLER, and the consummation of all other agreements herein contemplated to be executed in connection herewith and the fulfillment of the terms thereof, do not and will not contravene any provision of SELLER's Articles of Association; moreover, such execution, delivery, performance and consummation do not (i) constitute a breach of or result in a default under, or cause the acceleration of any payments pursuant to any agreement, contract or indenture (Treuhandverhaltnis) to which SELLER, the COMPANY or the SUBSIDIARY is a party, or any of their assets is bound; or violate any provision of law, rule, regulation, order, permit, license, judgement or decree, to which any of them is subject, in a manner that would have a MATERIAL ADVERSE EFFECT on the COMPANY or the SUBSIDIARY; or (ii) require any consents other than disclosed by SELLER in this AGREEMENT and will not
    (iii) cause a dissolution of the COMPANY or the SUBSIDIARY.

(e) SELLER is not restricted from entering into or performing this AGREEMENT in any manner; the SHARES do not represent all or substantially all of the assets of SELLER within the meaning of Section 419 BGB (German Civil Code).


7.3 Organization, Good Standing and Authority

(a) The COMPANY and the SUBSIDIARY are companies duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany. They have full corporate power to carry on their businesses as they are now and have since their incorporation been conducted, and are entitled to own, lease or operate the properties and assets they now own, lease or operate.

(b) Schedule 7.3 contains true, correct and complete copies of the Articles of Association of the COMPANY and the Articles of Association/limited partnership agreement of the SUBSIDIARY, respectively, in each case as in effect on the EFFECTIVE DATE; and these Articles of Association and limited partnership agreement have not been amended, or filed for amendment with any competent register or authority. There are no side agreements relating to the constitution or formation of the COMPANY or the SUBSIDIARY which will be binding upon PURCHASER or, with respect to the SUBSIDIARY, the COMPANY, or which affect PURCHASER's or the COMPANY's rights in the COMPANY or the SUBSIDIARY, respectively.


7.4 Capitalisation

    The issued share capital of the COMPANY and the share capital/capital contributions of the SUBSIDIARY are fully paid and not diminished, in full or in part, by any repayment of any contribution or withdrawal of profits to the respective shareholders and partners or for their or the benefit of third parties, and there are no further outstanding payment obligations by the shareholders or partners, respectively. There are not outstanding with respect to the COMPANY and the SUBSIDIARY:

    (i) any options, warrants or other rights to purchase from the COMPANY or the SUBSIDIARY any shares or interests of the COMPANY or the SUBSIDIARY;

    (ii) any securities convertible into or exchangeable for shares or interests in the COMPANY or the SUBSIDIARY;

    (iii) any other commitments of any kind for the issuance of additional shares or interests or options, warrants or other securities with respect to the COMPANY or the SUBSIDIARY.



7.5 Equity Interests

    Neither the COMPANY nor the SUBSIDIARY, with the exception of the COMPANY's interest in the SUBSIDIARY, own directly or indirectly any capital stock of or other equity interests (representing 10 % or more of the issued and outstanding capital stock, equity interests or voting rights) in any corporation, association, partnership, equity joint venture or other entity.


7.6 Real Property and Leaseholds

(a) There is listed on Schedule 7.6:

    (i) all real property owned (Grundstuckseigentum) or used by the COMPANY and the SUBSIDIARY (already taking into account the final execution (Vollzug) of the items referred to in Articles 2.6 and 2.7);

    (ii) each hereditary building right (Erbbaurecht) or comparable right under which the COMPANY or the SUBSIDIARY own a building or other structures (already taking into account the final execution of the items referred to in Articles 2.6 and 2.7); and

   (iii) each lease of real property (Miet-, Pacht- und Leasingvertrage) under which the COMPANY or the SUBSIDIARY is a lessee, lessor, sublessee or sublessor.

    Unless disclosed in SCHEDULE 7.6, to SELLER'S BEST KNOWLEDGE, there are no ancient rights (so-called Altrechte) or any other rights relating to the real property referred to in paragraphs (i) and (ii) which have not been entered into the land register (Grundbuch) and there are no undisclosed duties (Duldungs-, Nutzungs- und Handlungspflichten) to which the COMPANY or the SUBSIDIARY are subject including, but not limited to, maintenance obligations (Instandhaltungspflichten), rights of way or access (Wegerechte und Rechte zum Betreten oder Befahren) or any other rights of use (Nutzungsrechte) with respect to such real property owned or used, that would have a MATERIAL ADVERSE EFFECT on the PURCHASER, the COMPANY or the SUBSIDIARY.

(b) Except for the rights shown in the land register extracts (Grundbuchauszuge) of the real property referred to in paragraphs (a) (i) and (ii) above, as of the EFFECTIVE DATE there are no other rights and in particular, but not limited to, no other obligations whatsoever of the COMPANY to transfer title (Ubereignung) or to create any other rights (dingliche Rechte) except for those disclosed in SCHEDULE 7.6; to the extent that any of the agreements referred to in Articles 2.6 and 2.7 have been notarized or signed, as the case may be, but have not been fully executed (vollzogen) on the CLOSING DATE, such agreements shall not be amended or terminated and shall continue to be in effect on the CLOSING DATE without any changes thereto and shall be fully executed (vollzogen) as initially contemplated. It is expressly agreed between the PARTIES that SELLER shall deliver or cause to be delivered to PURCHASER prior to the CLOSING DATE consents of cancellation (Loschungsbewilligungen) in appropriate form for land register purposes (in grundbuchtauglicher Form) for the deletion of all encumbrances registered in part III of the respective land registers (in Abteilung III des Grundbuchs eingetragene Belastungen) of the real estate referred to in paragraphs (a) (i) and (ii) above.

(c) Except as disclosed in Schedule 7.6:

    (i) the COMPANY and the SUBSIDIARY, as the case may be, has good and valid title to each of the real properties owned or used by them on the basis of a hereditary building right listed in Schedule 7.6, free and clear of all rights of third parties, claims, charges and encumbrances of any kind which are not shown in the land register (if a land register exists) or listed in Schedule 7.6;

    (ii) all of the buildings, fixtures and other improvements owned, leased or otherwise used by the COMPANY and the SUBSIDIARY are technically in sufficient operating condition (faktisch standsicher) and to SELLER'S BEST KNOWLEDGE capable of being properly used in connection with the BUSINESS or the business of the SUBSIDIARY as currently conducted and in state of good repair and maintenance; to continue the BUSINESS in its present shape, as far as the real property and building situation is concerned, does not require any further action, except for the replacement of existing items due to regular wear and tear;

    (iii) the COMPANY and the SUBSIDIARY have access to all utilities, including water and sewage, necessary to operate the BUSINESS and the business of the SUBSIDIARY in the normal course and as presently conducted and there are no overdue unpaid assessments for the installation thereof or overdue charges for making connection thereto that have not been fully paid on the EFFECTIVE DATE; with respect to such real property, public utilities, including connection and permanent right to discharge sanitary waste into the collector system, as the case may be, of the appropriate sewer authority, are installed and operating, and all due and payable installation and connection charges have been paid in full; there are no current or pending instalments of special assessments which are overdue and unpaid, nor, to SELLER'S BEST KNOWLEDGE, has the COMPANY or the SUBSIDIARY been threatened for any instalments of special assessments; and there are, to SELLER'S BEST KNOWLEDGE, no proceedings pending, or threatened, for any increase of the assessed valuation for any portion of such real property;

    (iv) there are, to SELLER'S BEST KNOWLEDGE, no condemnation
         (Abbruchsverfugung oder Enteignungsverfahren) or appropriation (behordliche Inbesitznahme-Verfugungen) proceedings pending or threatened against any of such real property or improvement;

    (v) none of the real property now or heretofore owned or used (for any purpose) and none of the real property now or heretofore leased for manufacturing, processing or similar activities

         (alpha) is used in any manner in material violation of applicable , building, zoning, land use, administrative, occupational or safety or health law or regulation,

         (beta) is in a state or condition that could subject the COMPANY or the SUBSIDIARY to material expense or liability pursuant to such laws or regulations, or

         (gamma) is, to SELLER'S BEST KNOWLEDGE, subject to any governmental inquiry or investigation pursuant to such laws and regulations.


7.7 Tangible Property Rights

(a) All tangible assets (bewegliche Sachen) which are used for the BUSINESS or located on the real property owned, used or in possession of the COMPANY, are owned or properly leased in the ordinary course of business by the COMPANY, save for items of minor value that are provided to the COMPANY in connection with services, such as waste containers, gas cylinders and similar items.

(b) Except as otherwise expressly indicated in this AGREEMENT:

    (i) the COMPANY or the SUBSIDIARY, as the case may be, has good and valid title to, or is in lawful possession of, each item of such tangible property free and clear of all liens, encumbrances, security interests and similar rights of third parties (except for liens or security interests in the ordinary course of commercial or banking transactions); no property is pledged or assigned as security to banks or other financial institutions as collateral;

    (ii) each item of tangible personal or leased property is in good operating condition, repair and maintenance and is fit for its intended purposes;

   (iii) the COMPANY is the owner of the partnership interests in the SUBSIDIARY free and clear of restrictions, encumbrances or any third party rights whatsoever, unless otherwise provided by the limited partnership agreement of the SUBSIDIARY;

    (iv) all current assets (Gegenstande des Umlaufvermogens) are unrestrictedly owned by the COMPANY and the SUBSIDIARY, as the case may be, and are not encumbered with any rights of third parties with the exception of retention of title rights of suppliers or other security rights for obligations entered into in the ordinary course of business.

7.8      Intangible Property Rights

(a) There is listed on Schedule 7.8:

    (i) a true and complete list of the items of intangible property owned by, or used in the business of, the COMPANY and the SUBSIDIARY, including, but not limited to, domestic and foreign patents, utility patents (Gebrauchsmuster), trade names, service marks, trademarks and trademark registrations, design patents (Geschmacksmuster) and copyright registrations (if applicable) and applications for any of the foregoing; and

    (ii) a true and complete list of all licenses or similar agreements or arrangements to which the COMPANY or the SUBSIDIARY is a party either as licensee or licensor for each such item of intangible personal property.

(b) Except as indicated in Schedule 7.8:

    (i) the COMPANY or the SUBSIDIARY, as the case may be, is the owner of or the lawful licensee, respectively, of all right, title and interest in and to each such item of intangible personal property, free and clear of restrictions, encumbrances, liens and other adverse claims;

    (ii) the COMPANY and the SUBSIDIARY, as the case may be, have the right and authority to use said intangible property in connection with the conduct of their respective businesses in the manner presently conducted, and such use, to SELLER'S BEST KNOWLEDGE, does not conflict with, infringe upon or violate any rights of third parties; and

    (iii) in their operations the COMPANY and the SUBSIDIARY, as the case may be, do not use nor are they dependent on the use of any intangible property rights other than those mentioned in such list the lack of which use would have a MATERIAL ADVERSE EFFECT on the conduct of the businesses of the COMPANY or the SUBSIDIARY as presently conducted.

(c) With regard to all such intangible property rights:

    (i) all are vested in or validly granted to the COMPANY or the SUBSIDIARY and are not restricted in any way and all renewal fees and steps required for their maintenance or protections have been paid and taken; no intangible property right used or owned by the COMPANY or the SUBSIDIARY has been challenged by any third party and, to SELLER'S BEST KNOWLEDGE, there are no circumstances which could give rise to any challenge;

    (ii) neither the COMPANY nor the SUBSIDIARY granted or is obliged to grant any licence, sub-licence or assignment in respect of any such intangible property rights owned or used by it or has disclosed or is obliged to disclose any information relating to such intellectual property rights to any person, other than its employees for the purpose of carrying on their respective businesses;

   (iii) neither the COMPANY nor the SUBSIDIARY is, to SELLER'S BEST KNOWLEDGE, in breach of any licence, sub-licence or assignment granted to it in respect of any such intellectual property rights or of any agreement under which any intellectual property was or is to be made available;

    (iv) the processes and methods employed, the services provided, the business conducted and the products manufactured, used or dealt with by the COMPANY or the SUBSIDIARY do not, to SELLER'S BEST KNOWLEDGE, infringe the rights of any other entity or person;

    (v) all licences in respect of such intangible property rights are in full force and effect, have not been terminated and all requirements under such licences have been fully complied with and there are, to SELLER'S BEST KNOWLEDGE, no circumstances which indicate that any licence, consent, permission or approval is likely to be revoked or which might confer a right of revocation;

    (vi) neither the COMPANY nor the SUBSIDIARY, to SELLER'S BEST KNOWLEDGE, is aware of, nor have acquiesced in the unauthorised use by any person of any of such intangible property rights or of any infringement of the rights of the COMPANY or the SUBSIDIARY in any items.


(e) The COMPANY and the SUBSIDIARY, as the case may be, are owners of the know-how required to conduct the BUSINESS. PURCHASER, as from the CLOSING DATE, will have access to and will be able to use without any restrictions all know-how relating to the BUSINESS and all marketing information relating thereto.

(f) The COMPANY and the SUBSIDIARY, as the case may be, have good title, or valid licenses, as the case may be, to any software rights used by it in the course of business, free and clear of restrictions, encumbrances or any third party rights whatsoever except as disclosed on SCHEDULE 7.8 and except for certain copies of certain standard software programs. A further exception is to be made for any moral rights belonging to the authors ("Urheber") of the software rights within the meaning of the Urheberrechtsgesetz (German Copyright Act).


7.9 Accounts Receivable and Inventory

(a) The accounts receivable reflected on the CLOSING BALANCE SHEET of the COMPANY constitute valid receivables, have arisen in the ordinary course of business, are fully collectible within ninety days following their respective due date (Falligkeitszeitpunkt) , and are, unless disclosed and appropriately accrued for in the CLOSING BALANCE SHEET, not subject to any set-off or counterclaim.

(b) Except as stated in SCHEDULE 7.9, neither the COMPANY nor the SUBSIDIARY holds any items of inventory on consignment or has title to any items of inventory in the possession of others.


7.10 Contracts or Agreements with Affiliates (including Intercompany Loans)

(a) SCHEDULE 7.10 contains a true, correct and complete list of each contract or agreement (including options) made between the COMPANY or the SUBSIDIARY, on the one hand, and SELLER or any of its AFFILIATES (including the COMPANY and the SUBSIDIARY, as the case may be), on the other hand. Except as listed in Schedule 7.10, there is no such contract or agreement (including options) in force or pending as of the CLOSING DATE. Except as indicated in SCHEDULE 7.10, all such agreements are concluded on an arm's length basis, are legally binding and fully enforceable, have been properly fulfilled and no obligations contemplated by this AGREEMENT may be jeopardized or rendered unenforceable thereby. On request of PURCHASER, SELLER shall terminate or cause to be terminated with immediate effect any of these agreements, whether or not listed on SCHEDULE 7.10. The PARTIES agree that the service agreement between GRUNDSTUCKS KG and the COMPANY of December 20/30, 1996 concerning certain real estate services to be provided by the COMPANY shall not be terminated to expire prior to June 30, 1998.

(b) Except as expressly set forth on SCHEDULE 7.10, on the EFFECTIVE DATE there are no outstanding intercompany loans or other financial obligations of the COMPANY or the SUBSIDIARY towards SELLER or any of its AFFILIATES.


7.11 Bank Accounts (including Financial Debt)

    (a) SCHEDULE 7.11 lists the names and addresses of every bank and other financial institution in which the COMPANY and the SUBSIDIARY maintain an account (whether a check, savings or other account), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

    (b) Except as expressly set forth on SCHEDULE 7.11, there are no outstanding financial debt of the COMPANY or the SUBSIDIARY towards any bank or other financial institution.


7.12     Customers and Suppliers

(a) There does not exist any reason to believe that any substantial customer of, or substantial supplier to the COMPANY or the SUBSIDIARY, as the case may be, will reduce the extent of its previous dealing with the COMPANY or the SUBSIDIARY to any material degree, except as for the general development of the economy or the market and, to SELLER'S BEST KNOWLEDGE the attitude or actions of customers, suppliers, employees or other persons with regard to the

    COMPANY, the SUBSIDIARY or the BUSINESS will not be affected by the execution of this Agreement.

(b) None of the principal suppliers of the COMPANY or the SUBSIDIARY has for the last two years given notice terminating, cancelling or threatening to terminate or cancel any contract or relationship with the COMPANY or the SUBSIDIARY; to SELLER'S BEST KNOWLEDGE, there is no material deterioration of any such relationship.


7.13 Powers of Attorney and Suretyships

     Except as disclosed in SCHEDULE 7.13, neither the COMPANY nor the SUBSIDIARY have any general or special powers of attorney outstanding giving the grantee the power to bind the grantor to any material obligation (whether as grantor or grantee thereof) or have any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, comaker, indemnitor or otherwise in respect of the obligation of any person, except as endorser or maker of checks, bills of exchange, or letters of credit, respectively, endorsed or made in the ordinary course of business.


7.14 Labour and Employment

     SCHEDULE 7.14 contains a true, complete and correct list of each agreement with a KEY EMPLOYEE of the COMPANY and the SUBSIDIARY. Except as set forth in SCHEDULE 7.14:

     (i) the COMPANY and the SUBSIDIARY have complied in all material respects with all labour and employment laws, including provisions thereof relating to wages, employment security, hours, equal opportunity (Gleichheitsgrundsatz), collective bargaining, and have paid all applicable social security and employee taxes;

    (ii) no labour complaint (Arbeitsgerichtsverfahren) is pending against the COMPANY or the SUBSIDIARY before any federal, state or local agency or other judicial or administrative forum, no labour strike or other labour trouble affecting the COMPANY or the SUBSIDIARY is pending, and no grievance is pending against the COMPANY or the SUBSIDIARY;

    (iii) no organization or representation question ("Fragen hinsichtlich der Zusammensetzung des Betriebsrats") is pending regarding the employees of the COMPANY or the SUBSIDIARY, and no such question has been raised within the three year period prior to the SIGNING DATE;

    (iv) there is no shop agreement or similar contract or arrangement regarding retirement rights, profit or turnover participation of employees or regarding similar benefits. SCHEDULE 7.14 further lists any existing "employee benefit plans" and all contributions required by law for such benefit plans;

    (v) no change in the compensation or other terms of engagement of any managing director or employee of the COMPANY or the SUBSIDIARY, and no negotiation or request for such a change is due or expected within three months from the SIGNING DATE, except for the normal annual salary review;

    (vii) none of SELLER, the COMPANY or the SUBSIDIARY is aware that any executive or KEY EMPLOYEE, or any group of employees has any plans to terminate employment with it;

    (viii) SCHEDULE 7.14 further contains a complete and correct list of all employees of the COMPANY and the SUBSIDIARY as of the date indicated in such list including the respective salaries or wage rates for each class of employees. Furthermore, SCHEDULE 7.14 contains a list of each collective bargaining agreement (Tarifvertrag), shop agreement (Betriebsvereinbarung) or comparable agreements and material applicable usages
           (betriebliche Ubungen), if any; and

    (ix) there are no claims, whether absolute, accured, contingent, due or to become due for any liabilities pursuant to Section 128 AFG (German Act to Promote Employment), unless appropriately accrued for in the CLOSING BALANCE SHEET.

7.15 Pensions

     SELLER has delivered to PURCHASER prior to the SIGNING DATE a true and complete list of all pension claims and commitments of any kind as of October 01, 1997 ("Pensionsverpflichtungen und Anwartschaften") related to the COMPANY and the SUBSIDIARY.


7.16 Important Contracts

(a) SCHEDULE 7.16 contains a true and complete list of all material contracts, agreements and commitments (hereinafter together referred to as the "Contracts") to which the COMPANY or the SUBSIDIARY, as the case may be, is a party and which are not disclosed to PURCHASER under another section of this AGREEMENT. For the purpose of this Agreement a Contract is defined to be each contract, agreement or commitment pertaining to or concluded with:

     (i) any employment, consulting or other service agreement with a total gross remuneration exceeding DM 120,000 per annum (as of the SIGNING
          DATE), or providing for the payment of bonuses, profit sharings, turnover participations, or any similar agreement with advisers or present or previous shareholders or managing directors;

    (ii) any agreement or commitment pertaining to the acquisition, construction, development, manufacturing, disposal or encumbrance of any tangible or intangible fixed assets whether or not shown on the financial statements;

    (iii)  any lease or rental agreement for real property;

    (iv) any written agreement which has a remaining term of more than 12 (twelve) months and cannot on or any time after the first anniversary of the SIGNING DATE be terminated by it on 90 (ninety) or fewer days notice without material penalty to it;

    (v) any agreement and commitment relating to investments pending on the SIGNING DATE which, in each case, exceed DM 100,000 or in the aggregate DM 250,000;

    (vi) any material agreements with domestic and international distributors, commercial agents and representatives and similar material distribution agreements which in case of their termination may give rise to compensation claims against the COMPANY or the SUBSIDIARY exceeding in each individual case DM 10,000 or DM 50,000 in the aggregate or for which the non-cancellable remaining term exceeds three months;

    (vii) any agreement which contains a restraint on competition (whether vertical or horizontal), including, but not limited to, agreements which exclude or limit the right of the COMPANY or the SUBSIDIARY to do business in certain lines or certain geographic areas;

    (viii) any loan, loan engagement, credit and overdraft facility, promissory note or other evidence of indebtedness relating to the borrowing or lending of money of any kind to which the COMPANY or the SUBSIDIARY is a party, except for customary extensions of the due date of accounts receivables or payables;

    (ix) any guarantee of indebtedness or other obligations of third parties, surety, mortgage, pledge, grant of security interest in or pledges of assets, derivative transactions or securities of any kind granted by the COMPANY or the SUBSIDIARY and any commitments of the COMPANY or the SUBSIDIARY to third parties which have issued guarantees or sureties of any kind on behalf of the COMPANY or the SUBSIDIARY;

    (x)    any factoring agreements;

    (xi) unless already disclosed in SCHEDULE 7.14, any collective bargaining agreements and shop agreements with trade unions or works councils to which the COMPANY or the SUBSIDIARY is a party or otherwise subject to, except for regional or national collective bargaining agreements covering numerous companies or partnerships;

    (xii) any other agreement or commitment which exceeds DM 100,000 in each case, except for sale agreements concluded in the ordinary course of business;

    (xiii) any other agreement or commitment which is outside the ordinary course of business of the COMPANY or the SUBSIDIARY and which in each case exceed DM 50,000 or in the aggregate DM 100,000;

    (xiv) any agreement on supplies and services rendered by or provided to the COMPANY and the SUBSIDIARY and paid by them which in each case or in the aggregate exceed DM 50,000; SELLER represents and warrants that all supplies and services (including employments) rendered by or provided to the COMPANY or the SUBSIDIARY are used only for the benefit of their respective businesses.

(b) The validity or enforceability of the Contracts has not been legally contested or questioned by anyone. To SELLER'S BEST KNOWLEDGE, (i) none of the Contracts is nor is about to be terminated and (ii) except as disclosed in SCHEDULE 7.16, all CONTRACTS to which the COMPANY and/or the SUBSIDIARY is a party have been performed by the respective party pursuant to the respective contractual terms and conditions, and with respect to none of the CONTRACTS any contractual violations, non-performances or late performances have occurred or have been announced or are reasonably to be expected - be it on the part of the COMPANY or its SUBSIDIARY or on the part of the respective contract partner. To SELLER'S BEST KNOWLEDGE, the acquisition contemplated in this Agreement will not give any party a right of early termination or amendment of, or create a breach under, any Contract.

7.17 AGREEMENT Not in Breach of Other Instruments; Early Termination Rights

     Neither the execution and delivery of this Agreement, nor the consummation of the acquisition contemplated hereby, will violate, or result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, or give any party a right of amendment, early termination or similar right under any agreement, indenture or other instrument to which the COMPANY or the SUBSIDIARY is a party or by which any of them is bound, or any law, rule, regulation, permit, license, judgement, decree, order or award applicable to the COMPANY or the SUBSIDIARY, which would have a MATERIAL ADVERSE EFFECT.


7.18 Insurances

     SCHEDULE 7.18 contains a true, correct and complete list of all insurances taken out by the COMPANY and the SUBSIDIARY; the insurance policies are in full force, all premiums have been paid and except as set forth in SCHEDULE
     7.18 none of the insurances will terminate upon the transfer of the SHARES to PURCHASER. The insurance policies maintained by the COMPANY and the SUBSIDIARY cover all material risks customary for the BUSINESS with a view to any losses or damages incurred by the COMPANY or the SUBSIDIARY prior to the CLOSING DATE, and conform to the care of an orderly businessman, in particular with respect to scope and coverage amounts. In the event that the insurance policies contain stipulations or provisions that are not customary, such facts have been disclosed to PURCHASER.


7.19 Licenses and Permits

     The COMPANY and the SUBSIDIARY have all governmental licenses, permits and authorisations including, but not limited to, all permits under the relevant water laws (partially limited in time) (wasserrechtliche Genehmigungen und Gestattungen, die teilweise befristet sind,) necessary to carry on their businesses as currently conducted, except for such governmental licenses, permits and authorisations, the absence of which would not have a MATERIAL ADVERSE EFFECT on businesses, operations or financial condition of the COMPANY or the SUBSIDIARY. Such licences, permits and authorisations have neither been returned, revoked, nor restricted, nor is, to SELLER'S BEST KNOWLEDGE, such return, revocation or restriction impending or threatened.


7.20 Environmental Matters

     Any representations and warranties relating to environmental matters are dealt with separately under Article 8.4.


7.21 Financial Statements

(a) SELLER has provided PURCHASER with (i) the audited financial statements (Jahresabschlusse) of the COMPANY for the fiscal years 1994, 1995 and 1996, as testified by Wollert-Elmendorff, Deutsche Industrie-Treuhand GmbH, Wirtschaftsprufungsgesellschaft, Munich, on April 20, 1995, April 15, 1996 and April 21, 1997, and (ii) the unaudited financial statements of the SUBSIDIARY for such fiscal years, as well as the related profit and loss accounts and statements of income.

     The aforementioned documents and financial information shall collectively hereinafter be referred to as the "FINANCIAL STATEMENTS".

(b) The FINANCIAL STATEMENTS:

    (i) were prepared in accordance with the books and records of the COMPANY and the SUBSIDIARY;

    (ii) were prepared consistent with German commercial law in accordance with German generally accepted accounting principles (Grundsatze ordnungsgemasser Buchfuhrung) consistently applied (Bilanzkontinuitat); and

    (iii) present a true and fair view of the net worth, the financial position and results (Finanz-, Vermogens- und Ertragslage) within the meaning of Section 264 subsection 2 HGB of the COMPANY's and the SUBSIDIARY's assets, financial condition and earnings, and the results of their operations as at the relevant dates thereof and for the periods covered thereby, observing continuity in the accounting and evaluation methods; depreciations have been made in accordance with the statutory provisions and reserves were made for all known or identifiable risks in accordance with German generally accepted accounting principles.

7.22 Taxes

     Except as disclosed in Schedule 7.22:

     (i) the COMPANY and the SUBSIDIARY have since their respective formation been, and are, properly characterised and qualify for German tax purposes as a company with limited liability (GmbH) and limited partnership (KG), respectively, for the purposes of federal and applicable state tax laws;

     (ii) within the times and in the manner prescribed by law or, if it was not the case, without ensuing any legal effects, the COMPANY and the SUBSIDIARY have filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon them;

    (iii) SELLER warrants that all tax returns constitute complete and accurate representations of the basis for the respective tax liabilities of the COMPANY and the SUBSIDIARY for such period and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their tax liabilities, including the tax bases of their properties and assets;

    (iv) neither the COMPANY nor the SUBSIDIARY has waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign TAXES;

    (v) SELLER warrants that all TAXES, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales, gross receipts, employment , franchise and all withholding taxes imposed by the Federal Republic of Germany, or any state, county, local or foreign government, or subdivision or agency thereof, including any interest, penalties or additions attributable thereto due and payable by the COMPANY or the SUBSIDIARY prior to the EFFECTIVE DATE have been paid in full;

    (vi) to SELLER'S BEST KNOWLEDGE, no audits of the federal, state, local or foreign tax returns of the COMPANY or the SUBSIDIARY are currently in progress nor is any special audit threatened; no issue or issues have been raised in connection with any prior or pending review or audit of any federal, state, local or foreign tax returns which SELLER reasonably believes may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the tax returns of the COMPANY or the SUBSIDIARY;

    (vii) TAXES relating to periods of time up to the EFFECTIVE DATE(i) have been paid in full or (ii) are provided for or will be provided for in the CLOSING BALANCE SHEET;

    (viii) until December 31, 1997, 24:00 hours, a fiscal unity
           (Organschaft) with respect to corporate, trade and value added tax existed between SELLER and the COMPANY;

    (ix) No individual or legal entity not entitled to German tax credit has owned the COMPANY's SHARES within the last ten years prior to the EFFECTIVE DATE. In case the COMPANY's SHARES have been sold (veraussert) by individuals or legal entities entitled to German tax credit within the last ten years prior to the EFFECTIVE DATE the sale has been subject to German income or corporate tax. In case the COMPANY's SHARES have been transferred without remuneration (unentgeltlich verauBert) or contributed without remuneration (unentgeltlich eingelegt) by individuals or legal entities entitled to German tax credit within the last ten years prior to the EFFECTIVE DATE, a sale instead of the transfer or contribution would have been subject to German income or corporate tax. The foregoing representation in this paragraph (ix) does not apply with respect to the two SHARES which were held by Jochen Gessner and Dr. Hans Ferdinand Steinbeis as set forth in Article 7.2 (c).

7.23 No Undisclosed Liabilities

     (a) Except as and to the extent specifically provided for in the CLOSING BALANCE SHEET or otherwise disclosed in the AGREEMENT, neither the COMPANY nor the SUBSIDIARY have any liabilities or obligations of any nature, including, but not limited to, product liability, whether absolute, accrued, contingent or otherwise, whether known or unknown and whether due or to become due which exceed in the aggregate DM 250,000 or are material to the financial condition, assets, or business of the COMPANY and the SUBSIDIARY.

     (b) Except as disclosed in SCHEDULE 7.23, neither the COMPANY nor the SUBSIDIARY nor their assets have any liability (whether contingent or otherwise) within the meaning of Section 251 HBG for any third party obligations.

    (c) Except as disclosed in SCHEDULE 7.23, neither the COMPANY nor the SUBSIDIARY have received any financial support from public sources (Subventionen) of whatever kind or nature, and in the event of a claim for repayment of such financial support for non-compliance with its terms prior to the EFFECTIVE DATE, whether disclosed or undisclosed, the COMPANY or the SUBSIDIARY shall be indemnified in accordance with
          Article 8.

7.24 Litigation

     Except as listed in Schedule 7.24 and except for actions involving less than DM 10,000 individually:

     (i) there is no action, suit, proceeding, order, investigation or claim in which the COMPANY or the SUBSIDIARY are engaged in any capacity (including litigation before the labour courts) or affecting any of its property pending (rechtshangig) before or conducted by any court or governmental agency, authority or body or arbitrator, and there is, to SELLER'S BEST KNOWLEDGE, no action, suit threatened by or against the COMPANY or the SUBSIDIARY and there are no facts or circumstances which are likely to give rise to any such dispute;

     (ii) there is not in existence any order, judgement or decree of any court or other tribunal or other agency enjoining or requiring the COMPANY or the SUBSIDIARY to take any action of any kind with respect to its business, assets or properties;

    (iii) there are no product liability claims pending (rechtshangig) or, to SELLER'S BEST KNOWLEDGE, threatened to be initiated against SELLER, the COMPANY or the SUBSIDIARY.

7.25 Compliance with Law and Agreements

     Except as set forth in SCHEDULE 7.25, the conduct of business by the COMPANY and the SUBSIDIARY, respectively, is in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the EFFECTIVE DATE (including, but not limited to, any of the foregoing relating to employment discrimination, social security), the enforcement of which would have a MATERIAL ADVERSE EFFECT on the COMPANY or the SUBSIDIARY, nor has the COMPANY or the SUBSIDIARY received any notice of any such violation or asserted failure. There are no legal or administrative proceedings or investigations pending (rechtshangig) or, to SELLER'S BEST KNOWLEDGE, threatened against the COMPANY or the SUBSIDIARY. There have been no illegal kickbacks, bribes or political contributions made by the COMPANY or the SUBSIDIARY.

7.26 Brokers

     SELLER retained Rothschild GmbH, Frankfurt a.M., to act as its advisor with respect to the acquisition contemplated by this AGREEMENT. SELLER represents and warrants that no other broker, finder or other person has been retained by SELLER and that neither Rothschild GmbH nor any other broker, finder or other person is entitled to any brokerage, finder's or similar fee against the COMPANY, the SUBSIDIARY or PURCHASER in connection with the transactions contemplated by this Agreement by reason of any action taken by SELLER, the COMPANY, the SUBSIDIARY, or any of their respective KEY EMPLOYEES, other employees or agents. Any claim for any fee, commission or brokerage shall be the sole responsibility of SELLER.

7.27 Absence of Certain Changes

     Except as disclosed in SCHEDULE 7.27, or in any other SCHEDULE or as provided for or contemplated in this Agreement, since December 31, 1996 there has not been any of the following with regard to the COMPANY and the
     SUBSIDIARY:

     (i) any payment of dividends or transfer of assets of any kind to SELLER or any of its AFFILIATES with respect to the COMPANY, or SELLER or any of its AFFILIATES including the COMPANY with respect to the SUBSIDIARY;

     (ii) any profit distributions - including preliminary and concealed distributions - and no hidden reserves were dissolved or withdrawn except in transactions within the ordinary course of business; SELLER has used its best efforts to preserve the reputation of the COMPANY and the SUBSIDIARY and their relationship with customers, suppliers, employees and the general public;

    (iii) any transaction not in the ordinary course of business which may have a MATERIAL ADVERSE EFFECT on the businesses of the COMPANY or the SUBSIDIARY;

    (iv) any material adverse changes in the financial condition, assets, liabilities or businesses of the COMPANY and the SUBSIDIARY; and no such material adverse changes are, to SELLER'S BEST KNOWLEDGE, likely to occur;

    (v) any material damage, destruction, or loss to their assets, whether or not covered by insurance;

    (vi) any sale or transfer by the COMPANY or the SUBSIDIARY of any real property, material tangible or material intangible asset, or any mortgage or pledge, or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than in the ordinary course of business and except for the sale of GRUNDSTUCKS KG;

    (vii) the discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than in the ordinary course of business;

    (viii) any strike, lockout, labour trouble or other event of similar nature;

    (ix) any material amendment, modification or termination of any material contract or agreement to which the COMPANY or the SUBSIDIARY is a party;

    (x) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent to the COMPANY or the SUBSIDIARY, or any increase of salary, bonus payment or similar arrangement made to or with any of such KEY EMPLOYEES, employees or agents, other than increases made in the ordinary course of business and increases for KEY EMPLOYEES not exceeding DM 25,000 per annum for any of them individually;

    (xi) the making of any loan, advance, or guaranty to or for the benefit of any person except as made in the ordinary course of business; or

    (xii) any undertaking to enter into any of the foregoing transactions or agreements, as the case may be.

7.28 Correctness of Information; Sufficiency of Assets

(a) The information concerning the COMPANY and the SUBSIDIARY set forth in this Agreement, the Schedules and any document, statement or certificate furnished or to be furnished to PURCHASER or its advisors pursuant hereto, is true and correct. To SELLER'S BEST KNOWLEDGE, the information does not omit anything relating to the Shares, the COMPANY and the business operated by it or the SUBSIDIARY which is important for the individual information given or of which the PURCHASER should be aware when entering into this Agreement, for the purpose of the assessment of such information. There are, to SELLER'S BEST KNOWLEDGE, no events or circumstances which, in the future, could have a MATERIAL ADVERSE EFFECT on the COMPANY and its SUBSIDIARY or their operations except as connected with general developments of the economy or the market.

(b) The assets owned or used (including any know-how) by the COMPANY and the SUBSIDIARY as of the EFFECTIVE DATE are all that are required for PURCHASER for engaging the conduct of the businesses of the COMPANY and the SUBSIDIARY to the same extent and in the same manner as the COMPANY and the SUBSIDIARY conducted such businesses prior to the EFFECTIVE DATE. SELLER or its affiliates do not retain or own any assets used or useful primarily in the businesses of the COMPANY and the SUBSIDIARY.


                                      ARTICLE 8

                                REMEDIES OF PURCHASER


8.1 Right to Withdraw

     Save for any additional rights pursuant to Article 4.3 (a) and further notwithstanding any mandatory statutory rights of PURCHASER (such as in cases of malicious intent (Arglist), intentional tort (vorsatzliche Schadigung), fraud (Betrug) or similar situations), PURCHASER shall be entitled to withdraw (wandeln) from or rescind (zurucktreten) this Agreement only in the event that

     (i) the acquisition of the Shares or, with respect to the interests in the SUBSIDIARY, such interests should be subject to legal restrictions which SELLER did not remove within six weeks after having received a written demand from PURCHASER; or

     (ii) with respect to the Shares and/or the interests in the SUBSIDIARY there are rights of third parties which could materially affect the exercise of the shareholder rights connected with such SHARES or interests of PURCHASER or the COMPANY, as the case may be, or the value of such SHARES or interests (other than as a result of any action, event or circumstance for which PURCHASER is responsible) and SELLER did not remove such third party rights within six weeks after having received a written demand from PURCHASER; or

    (iii) any of the representations and warranties assumed by SELLER in
          Article 7 above, is totally or partially incorrect or incomplete, or SELLER fails to duly observe or satisfy any other term or obligation under this AGREEMENT, and such incorrectness, incompleteness or failure leads to any loss or damages whatsoever in an aggregate amount exceeding fifty percent of the BASE PURCHASE PRICE; the rescission right under this Article 8.1 (iii) shall be excluded if not exercised by March 31, 2000, 24:00 hours.


8.2 Other Remedies

(a) If and to the extent any of the representations and warranties assumed by SELLER in Article 7 above, is totally or partially incorrect, misleading or incomplete, or if SELLER fails to duly observe or satisfy any other term or obligation under this AGREEMENT, SELLER shall be liable for all types of damages incurred by PURCHASER, the COMPANY or the SUBSIDIARY because of this incorrectness, incompleteness, misrepresentation or failure. SELLER shall be liable to place PURCHASER, or if PURCHASER so requests, the COMPANY or the SUBSIDIARY, in the position that they would have been in, had the representation been correct, the warranty not been breached or the respective term or obligation been observed or satisfied (Naturalrestitution). Alternatively, under the same conditions, PURCHASER, or if PURCHASER so requests, the COMPANY or the SUBSIDIARY, respectively, may demand monetary damages in cash (Schadensersatz in Geld) in order to be compensated for any misrepresentation, breach of warranty, non-observance or non-fulfilment.

(b) Unless otherwise provided in this AGREEMENT, any other claims of PURCHASER for the reduction of the purchase price (Minderung) or arising under culpa in contrahendo (as far as related to any representations or warranties in Article 7) are expressly excluded. There exist no other representations and warranties, other than those expressly given under this AGREEMENT.

(c) In the event of any breach or non-fulfillment by SELLER of any of the representations and warranties contained under Article 7, PURCHASER will give SELLER written notice within three months upon knowledge of such breach or non-fulfillment stating the nature thereof and the expected amount involved to the extent that such amount has been determined at the time where such note is given. Section 377 HGB shall not apply.

(d) The maximum aggregate liability of SELLER in respect of any breach or non-fulfillment of the representations and warranties arising under Article 7, however excluding the items set forth in paragraph (h) below, shall not exceed DM 4,250,000 (four million two hundred and fifty thousand Deutsche
    Mark). No liability shall be assumed by SELLER where the aggregate claims are less than DM 250,000 (two hundred and fifty thousand Deutsche Mark), such claims being ignored for the purpose of calculating the liability of SELLER (Freibetrag); it being understood, however, that any items which do not constitute a violation of the representations and warranties in Article 7 because they do not have a MATERIAL ADVERSE EFFECT shall be fully compensated by SELLER, regardless of whether or not they have a MATERIAL ADVERSE EFFECT, once the foregoing threshold amount of DM 250,000 is exceeded.

(e) SELLER shall not be liable for, and PURCHASER shall not be entitled to any claim arising under Article 7 above, with the exception of the items referred to in paragraph (h) below, for any breach or nonfulfilment by SELLER of such representations and warranties, if and to the extent that

    (i) the facts and circumstances to which PURCHASER's claims relate are explicitly disclosed in the SCHEDULES; or

    (ii) such claims result from a failure of PURCHASER, the COMPANY or the SUBSIDIARY to mitigate damages pursuant to paragraph 254 BGB.

(f) When calculating the amount of SELLER's liability under this AGREEMENT all advantages in connection with the respective item shall be taken into account (Vorteilsausgleichung), in particular if and to the extent (i) the items to which PURCHASER's claims relate have been taken into account in the CLOSING BALANCE SHEET by way of provision (Ruckstellung) or an extraordinary devaluation (Wertberichtigung), or (ii) accounts receivable have been collected which were written off or were not accounted for in the CLOSING BALANCE SHEET or (iii) tax advantages (Steuervorteile) result from a future tax audit for any period up to the EFFECTIVE DATE, calculated with an assumed tax rate of forty-five percent and a discount rate (Abzinsungsrate) of six percent, and, vice versa, tax disadvantages (Steuernachteile) under the foregoing criteria, or (iv) any amount of PURCHASER's claims is recovered by PURCHASER or the COMPANY or the SUBSIDIARY, as the case may be, from third parties.

(g) If either the COMPANY, the SUBSIDIARY or PURCHASER are sued or threatened to be sued by a third party, which suit would give rise to a claim of PURCHASER under Article 7, PURCHASER shall give SELLER prompt notice of any such claim. Furthermore, PURCHASER undertakes that (i) SELLER shall be given reasonable access at its own expense during ordinary business hours to the books and records of PURCHASER or the COMPANY or the SUBSIDIARY, as the case may be, to the extent that such access may assist SELLER in avoiding or reducing its liability under this AGREEMENT, (ii) SELLER shall be provided, to the extent reasonable and at its own expense, with material and information relevant in relation to the third-party claim, (iii) SELLER shall be given reasonable opportunity to comment or discuss with the COMPANY or the SUBSIDIARY any measures which SELLER proposes to take or to omit in connection with the third-party claim, (iv) upon SELLER's request PURCHASER will diligently defend any such claim at SELLER's cost, provided that such defense does not substantially impair PURCHASER's or the COMPANY's or the SUBSIDIARY's interests, and (v) settle any such claim only after having obtained SELLER's consent which consent may not unreasonably be withheld. The costs for any such proceedings shall be reimbursed by SELLER to PURCHASER.

(h) Any rights of PURCHASER under Articles 7.9, 7.20/8.4 and 7.22 and, for the avoidance of any doubt, under Articles 2 and 5 shall not be subject to the restrictions set forth in paragraphs (d) and (e) above.


8.3 Indemnification and Audits

(a) TAXES of any kind owed by or leading to a liability of the COMPANY or the SUBSIDIARY, as the case may be, in each case including any interest thereon or connected therewith, which relate to a period prior to the EFFECTIVE DATE and which are not accurately reflected or fully provided for in the CLOSING BALANCE SHEET, shall be borne by SELLER. SELLER shall be under an obligation to make any payments in accordance with this paragraph upon presentation of a payable tax assessment or other public payment order, even though not formally assessed against (Zug um Zug) assignment of the possible tax refund claims (Steuererstattungsanspruche) in accordance with
    Section 46 AO (German Tax Code) or, in case of wage tax (Lohnsteuer) to be paid by the COMPANY, the assignment of the corresponding recourse claims (RegreBanspruche) against the respective employees, to the extent legally permissible by PURCHASER, the COMPANY or the SUBSIDIARY, respectively.

(b) As to the defence of any legal proceedings regarding the payment of TAXES, social security or other payments to be made to fiscal or governmental authorities, Article 8.2 (g) above shall apply mutis mutandis. In addition thereto, SELLER shall be given an opportunity to comment on or participate from the outset in and review any reports from all relevant tax, social security and any other fiscal or governmental audits or other measures which may give rise to any claims, provided, that they relate to periods prior to the EFFECTIVE DATE, and PURCHASER shall ensure that SELLER receives without undue delay copies of all relevant tax and social security assessment letters available to PURCHASER at the cost of SELLER. PURCHASER shall ensure that upon the request of SELLER, to the extent reasonable, objections are filed, rights of defence exercised and all proceedings instituted and conducted against any tax, social security and other assessments in accordance with SELLER's discretion and at SELLER's expense, including any proceedings to pursue an opportunity to obtain a refund, relating to periods prior to the EFFECTIVE DATE, provided in each case that the foregoing actions and measures do not unduly impair PURCHASER's or the COMPANY's or the SUBSIDIARY's legitimate interests. If PURCHASER, contrary to SELLER's request, decides not to initiate, or not to cause the COMPANY or the SUBSIDIARY to initiate, a defense against any such third party claim, SELLER shall be released from its liability with respect to such third party claim towards PURCHASER, the COMPANY and the SUSIDIARY, as the case may be.

(c) Disregarding the foregoing provisions, for the avoidance of any doubt, it is understood that the FINAL PURCHASE PRICE shall not be affected by the results of any future tax audits.

8.4 Environmental Remedies

(a) SELLER's liability for environmental pollution on

    (i) properties which are in the ownership of the COMPANY or the SUBSIDIARY or used by the COMPANY on the basis of hereditary building rights on the EFFECTIVE DATE,

    (ii) properties which, pursuant to contractual agreements already existing on the SIGNING DATE, are to be transferred to the ownership of the COMPANY,

    (iii) properties which were used in the past by the COMPANY or its legal predecessors prior to the EFFECTIVE DATE, and which properties do not belong to the properties listed above under (i) and (ii), and

    (iv)  properties which do not belong to those listed under (i), (ii) and
          (iii) above but which have, nevertheless, been polluted by the COMPANY or its legal predecessors shall be governed exclusively by the provisions of this Article 8.4.

(b) Environmental pollution for the purposes of this Article means contamination of the ground and soil, buildings and installations located thereon, the groundwater as well as of drinking water wells or sources through pollutants from industrial or trade activity, the deposit either above ground or underground, regardless whether these were made legally or illegally - whereby the term deposit includes also temporary deposits - of production waste and other waste from industrial or trade activity, provided that such contamination or deposits were caused by the COMPANY or the SUBSIDIARY or their legal predecessors prior to the CLOSING DATE or provided that such contamination or deposits existed prior to the CLOSING DATE. There shall be no requirement that on the CLOSING DATE there is a danger to public safety or public order due to the environmental pollution or that certain measures have been ordered by a regulatory authority or will be necessary following justified third party claims.

(c) Clean-up measures for the purposes of this Article are all measures which
    (i) pursuant to the findings of the EXPERT referred to in paragraph (f) below, (ii) because of orders of regulatory authorities, (iii) pursuant to a mutual agreement of the contracting parties or (iv) pursuant to final and enforceable judgements in favour of third parties, are required in relation to environmental pollution, it being understood that -without prejudice to the costs- PURCHASER shall be entitled to at any time carry out clean-up measures pursuant to subparagraph (j) (iii) (3) below.

(d) The clean-up costs shall, in addition to the actual costs of clean-up measures (only third party costs - "Fremdkosten"), also include the costs of the expert's findings, the costs of specialist engineers for the planning, tender and supervision of the clean-up works, also the costs due to the stoppage of production, but not, however, the costs of additional staffing requirements of the COMPANY.

(e) To the extent that orders of regulatory authorities are mentioned in this Article, such orders must be enforceable; SELLER can demand that appeals and court action be filed against such orders provided that SELLER assumes the costs thereof and reimburses the damages incurred by PURCHASER resulting from the delay thereby caused, in particular in the form of increased clean-up costs or restricted production. The deadline agreed in paragraph (j) (iii) shall be extended by the duration of the proceedings initiated by the appeal plus a further term of six months. PURCHASER shall inform SELLER without undue delay of any such order; SELLER bears no liability if and to the extent SELLER has not been properly informed on any such order. The provisions set forth in Article 8.2 (g) shall apply mutatis mutandis.

    The provisions set forth in this Article 8.4 (e) shall apply mutatis mutandis if third party claims (zivilrechtliche Anspruche) relating to environmental pollution are raised against PURCHASER.

(f) SELLER hereby consents to PURCHASER examining the ground and soil, buildings, groundwater and drinking water for the presence of environmental pollution.

    The examination shall be carried out by ENSR (hereinafter referred to as "EXPERT") in accordance with the examination plan attached hereto as
    SCHEDULE 8.4. If this first examination of the EXPERT comes to the conclusion that the clean-up costs exceed DM 5 million, then SELLER shall have the right to rescind (zurucktreten) this AGREEMENT within a period of three days following the day of receipt of the examination results which right of rescission shall forfeit (AusschluBfrist) thereafter.

(g) The object of the examination referred to in paragraph (f) is to clarify whether, which and to what extent there is environmental pollution, whether and subject to which conditions clean-up measures will be required and what clean-up costs will thereby foreseeably be incurred.

    The carrying-out of the examination, the evaluation of the results thereof and the determination whether and which clean-up measures are necessary and under what conditions are to be made taking into account all of the relevant site conditions and any affected protected rights (Schutzguter) and on the basis of the pertinent statutory and other applicable provisions, in particular the "Guidelines for the Treatment of Pollutant Deposits and Contaminated Sites in Bavaria" (Leitfaden fur die Behandlung von Altablagerungen und kontaminierten Standorten in Bayern), as of July 1991 ("Pollution Guidelines") and the "Technical Rules of the State Working Group Waste (LAGA) Requirements for the Material Utilisation of Mineral Residual Substances and Waste" (Technische Regelung der Arbeitsgemeinschaft Abfall (LAGA) Anforderungen an die stoffliche Verwertung von mineralischen Reststoffen und Abfallen), as of March 1994 ("Technical Rules of the Working Group").

(h) For the event that the EXPERT concludes that further investigations are expedient, such further investigations may not be carried out without SELLER'S consent.

    References in this clause to an "expert opinion" refer to all expert opinions drawn up by the EXPERT (hereinafter referred to as the "EXPERT OPINION").

(i) SELLER shall receive for his information a copy of the EXPERT's findings, in particular the final EXPERT OPINION.

(j) (i) Without prejudice to the costs, PURCHASER or the COMPANY or the SUBSIDIARY, as the case may be, shall be entitled vis-a-vis SELLER to at any time after the CLOSING DATE carry out the clean-up measures suggested by the EXPERT on the properties listed under paragraphs (a)
          (i) and (ii). Prior to carrying out clean-up measures, PURCHASER shall inform SELLER thereof.

    (ii) In the event that the EXPERT OPINION forecasts clean-up costs of more than DM 15 million, PURCHASER shall instruct the EXPERT to determine the foreseeable costs as precisely as possible by appropriately detailed tenders. In the event that on the basis of such detailed cost determination, expenditure of more than DM 20 million is foreseeable, PURCHASER shall have the right to rescind this AGREEMENT pursuant to
          Article 4.3 (a). PURCHASER's right to rescind this AGREEMENT shall lapse in the event that SELLER acknowledges in writing that SELLER will pay the entire costs in excess of DM 20 million.

    (iii) As regards clean-up measures and clean-up costs in relation to the properties listed in paragraph (a) (i) and (ii), the following shall apply:

          (1) Clean-up costs for clean-up measures which (i) are to be taken according to applicable laws due to any danger to public safety or public order, (ii) are ordered by public authorities or (iii) are mutually considered to be necessary by both PARTIES (hereinafter referred to as "URGENT CLEAN-UP MEASURES") shall be borne by SELLER in full to the extent the relevant environmental pollution was identified by the EXPERT in his examination pursuant to paragraph (f).

          (2) Clean-up costs for URGENT CLEAN-UP MEASURES in relation to environmental pollution which was not identified by the EXPERT in his examination pursuant to paragraph (f) but any time thereafter within five years as of the CLOSING DATE shall be shared between SELLER and PURCHASER as follows:

               - With regard to clean-up costs of up to the amount of DM 10 million, SELLER shall bear 82,5 % and PURCHASER shall bear 17,5 %.

               - With regard to clean-up costs between DM 10 million up to the amount of DM 20 million, SELLER shall bear 97,5 % and PURCHASER shall bear 2,5 %.

               - Clean-up costs in excess of DM 20 million shall be borne by PURCHASER in full.

          (3) Clean-up costs for clean-up measures which are not urgent (for example, because clean-up measures are required only in the event that construction measures, in particular soil-shifting operations, are to be carried out) in relation to environmental pollution discovered by the EXPERT in his examination pursuant to paragraph (f) or thereafter within five years as of the CLOSING DATE shall be shared between SELLER and PURCHASER in accordance with the preceding paragraph (2) above. However, SELLER's obligation to share in such costs shall be subject to the condition that

               (aa) the clean-up measures are justified by a reasonable
                    interest of PURCHASER,

               (bb) the clean-up measures are notified to SELLER within
                    five years as of the CLOSING DATE, and

               (cc) the clean-up measures are initiated within seven years as of the CLOSING DATE at the latest.

          (4) The clean-up costs pursuant to the preceding paragraph (3) above shall be limited to the difference between ordinary and mandatory (gesetzlich zwingend vorgeschrieben) increased (special) dumping ground costs. SELLER is liable for such clean-up costs only if and to the extent the respective clean-up measures have been carried out (erbracht) within eight years as of the CLOSING DATE. Article 8.4 (d) shall not apply.

          (5)  SELLER shall not be liable for clean-up costs

               (aa) which are incurred by reason of statutory provisions or amended statutes adopted after the CLOSING DATE ("liability exclusion"), it being understood that SELLER shall remain liable if and to the extent SELLER would be liable pursuant to the laws applicable on the CLOSING DATE; however, this liability exclusion shall neither apply to the bill for a soil protection act (Bodenschutzgesetz) as presently discussed in the mediation committee (Vermittlungsausschuss) nor to any federal or state law, regulations and/or ordinances connected with or based on the soil protection act (in the following collectively referred to as the "Soil Protection Act"); SELLER shall also be liable for any clean-up measures and clean-up costs required under the Soil Protection Act;

               (bb) which become necessary because PURCHASER materially
                    changes the object of the COMPANY; modernisations and expansions of the production facilities of the COMPANY and changes based upon the development of the COMPANY'S now existing market shall not be deemed to constitute a material change of the object of the COMPANY;

               (cc) which are attributable to the fact that PURCHASER has incriminated himself with the competent environmental authorities, provided that such self-incrimination is not based upon a statutory obligation.

          (6) If, in the case of construction measures pursuant to subparagraph (3) above, it transpires that clean-up measures become URGENT CLEAN-UP MEASURES, for example because contaminated excavated soil presents a danger to public safety or public order, the costs shall be governed by subparagraphs (3) and (4) above. In such event Article 8.4
               (d) shall not apply.

          Save for the provisions set forth in paragraph (e) hereof and unless otherwise provided for in this paragraph (iii), SELLER's obligations under this paragraph (iii) shall lapse upon the expiry of five years after the CLOSING DATE unless orders of the regulatory authorities or judgments in favour of third parties have become enforceable prior to said date, or unless an expert finding is pending pursuant to paragraphs (l) and (k) below.

    (iv) In the event that regulatory authorities or third parties hold the COMPANY or the SUBSIDIARY liable for (1) carrying out clean-up measures on the properties mentioned in paragraph (a)
         (iii) and (iv) or for (2) costs incurred in connection with clean-up measures carried out or to be carried out, SELLER shall hold the COMPANY and the SUBSIDIARY harmless from the full scope and full amount of all such claims. In the event that the COMPANY or the SUBSIDIARY are held liable by regulatory authorities or third parties to carry out clean-up measures or to reimburse clean-up costs despite this indemnity, SELLER alone shall bear such costs in their full amount as between SELLER and PURCHASER or SELLER and the COMPANY. However, SELLER'S liability as to properties mentioned in paragraph (a) (iv) under this paragraph
         (iv) shall be limited to environmental pollution the source of which lies on a property mentioned in paragraph (a) (iii) and in the event that the source of the environmental pollution lies on a property mentioned in paragraph (a) (i) and (ii) the provisions set forth in paragraph (j) (iii) shall apply.

    (v) SELLER is - unlimited in time - fully liable vis-a-vis PURCHASER, the COMPANY and the SUBSIDIARY for environmental pollution, clean-up measures and costs incurred in connection with clean-up measures as regards the properties listed in paragraph (a) (iii) and (iv). However, SELLER'S liability as to properties mentioned in paragraph (a) (iv) under this paragraph (v) shall be limited to environmental pollution the source of which lies on a property mentioned in paragraph (a) (iii) and in the event that the source of the environmental pollution lies on a property mentioned in paragraph (a) (i) and (ii) the provisions set forth in paragraph
         (j) (iii) shall apply.


(k) In the event that PURCHASER or SELLER doubt the EXPERT findings, in particular in respect of the necessity or the extent of the clean-up measures, both parties hereto shall instruct an independent EXPERT who shall finally settle the issues disputed between the PARTIES with binding effect. In the event that the PARTIES hereto cannot agree on an independent expert, such EXPERT shall upon request of either party be appointed by the Bayerische Landesamt fur Umweltschutz (Bavarian Land Authority for Environmental Protection) or, if such Authority refuses to appoint an expert, by the President of the Chamber of Industry and Commerce in Munich. The costs incurred in connection with the EXPERT shall be borne by the losing party by analogously applying the provisions in sec. 91 et seq. ZPO (German Code of Civil Procedure).

(l) If the PARTIES hereto fail to agree on the type and extent of environmental pollution and the necessary clean-up measures and costs, the provisions contained in paragraph (k) above shall apply mutatis mutandis.

(m) If a third party assumes any possible liabilities of SELLER under this
    Article 8.4, PURCHASER shall accept such assumption of liability by such third party with discharging effect for SELLER (befreiende Schuldubernahme) if such third party provides PURCHASER with an irrevocable and unconditional guarantee of a major German bank unlimited in time (unwiderrufliche, unbedingte, unbefristete Bankburgschaft einer deutschen GroBbank) in favour of PURCHASER in the amount of DM 20 million.


8.5 Treatment of Accounts Receivable

(a) From and after the CLOSING DATE, PURCHASER shall use commercially reasonable efforts to collect in full amount each of the accounts receivable referred to in Article 7.9 (a), provided, however, that

    (i) PURCHASER's obligation to use commercially reasonable efforts shall not require PURCHASER to file any lawsuit or initiate other legal proceedings against any party to any such accounts receivable, unless the terms of any existing credit insurance (Kreditversicherung) provide otherwise in which case SELLER shall bear the costs of such legal proceedings (unless such costs are covered by the respective credit insurance), and

    (ii) SELLER shall provide to PURCHASER assistance reasonably requested by PURCHASER in its efforts to collect such accounts receivable.

    In the event that at the expiration of six months after the respective due dates certain of such accounts receivable shall not have been collected by the COMPANY or the SUBSIDIARY with commercial reasonable efforts in accordance with this Article 8.5, SELLER shall, at PURCHASER's election, acquire these accounts receivable against payment of the respective uncollected amount subject to any adjustments made in the CLOSING BALANCE SHEET (Teilwertabschreibung). If PURCHASER decides against the acquisition by SELLER of any such accounts receivable, SELLER shall be released from its obligation to compensate PURCHASER for the respective receivables.

(b) Any accounts receivable of the COMPANY within the meaning of Section 266 subsection 2 B. II. 2. and 3. HGB shall be compensated by SELLER to PURCHASER, if and to the extent such accounts receivable prove to be uncollectable within ten days after their respective due dates.


8.6 Time Limits

(a) Any warranty claims of PURCHASER arising under Article 7 are excluded if and to the extent that they are not asserted in writing by March 31, 2000, 24:00 hours, at the latest, save that

    (i) any rights or claims with regards to defects in rights (Rechtsmangel) of the SHARES or the interests in the SUBSIDIARY are subject to the statutory limitation period,

    (ii) any claims resulting from the reassessment of any tax, social security and comparable charges may be asserted within six months after such assessment or reassessment of taxes or of social security payment obligations or comparable charges served upon the COMPANY or the SUBSIDIARY, as the case may be, has become final, unappealable and binding upon the respective recipient, and

    (iii) any environmental remedies shall have the limitation period set forth in Article 8.4.

(b) Any claims of PURCHASER under Article 2 or Article 5 shall have a four years' limitation period as from the CLOSING DATE, with the exception of any claims under Article 5 (d) which claims shall have a thirty years' limitation period.

(c) All asserted claims, unless acknowledged by SELLER in writing, shall expire one year after the foregoing periods, unless court action has been filed with respect to such claims within such one year period.


8.7 Knowledge

    PURCHASER's possibility to get knowledge of certain facts relating to the COMPANY, the SUBSIDIARY and the Business shall not release SELLER from its liabilities under this Agreement, in particular, but not limited to, any claims based on a breach of any of the representations and warranties contained in Article 7 hereof, except if and to the extent that any such fact has been expressly disclosed in the Schedules to this Agreement. SELLER shall only be released from its liabilities under this AGREEMENT if PURCHASER has positive knowledge (positive Kenntnis) of certain facts relating to the COMPANY, the SUBSIDIARY and the BUSINESS. For purposes of this Article 8.7 it is agreed that PURCHASER is deemed to have positive knowledge of certain facts only if PURCHASER is precisely aware of (i) those facts and (ii) the precise legal evaluation and the legal consequences resulting from those facts. For evidence purposes only (nur zu Beweiszwecken) a copy of the legal due diligence report (without exhibits thereto) prepared by PURCHASER's legal counsel has been deposited (hinterlegt) at the acting notary public a certified copy of which shall be forwarded by the notary public to SELLER if and to the extent PURCHASER initiates any claims against SELLER under Article 7 of this AGREEMENT. The acting notary may destroy the legal due diligence report after December 31, 2007.

                                      ARTICLE 9

                       Other Closing and Post-Closing Covenants


9.1 Management of the COMPANY prior to the CLOSING DATE

    SELLER undertakes that during the period from the SIGNING DATE until the CLOSING DATE (i) SELLER will not dispose of any assets nor engage in any activity or enter into any commitment in this respect outside the ordinary course of business of the COMPANY or the SUBISIDARY, as the case may be, unless PURCHASER has agreed thereto in writing; (ii) SELLER will not enter into any agreement with customers or suppliers which fall outside the ordinary course of business; (iii) SELLER will not hire or commit to hire any employee (including freelance) and will not conduct the BUSINESS other than in the ordinary course as previously conducted, unless PURCHASER has agreed thereto in writing; and from the EFFECTIVE DATE (iv) SELLER will grant to PURCHASER and its representatives full access to all premises, file and bookkeeping documents as well as instruct all employees to disclose any information to PURCHASER and its representatives if material for the future conduct of the business of the COMPANY and the SUBSIDIARY.

9.2 Notifications

    PURCHASER and SELLER will comply with any applicable post-closing notification or other legal provision (including trade, cartel or currency exchange provisions).


9.3 Trade Names, Trademarks

    For the avoidance of any doubt, after the CLOSING DATE, SELLER will not have any right to use, and shall cause its AFFILIATES not to use, any of the names and trademarks described in EXHIBIT 9.3.

9.4 Costs and TAXES

(a) The costs of this Agreement, i.e. notarial fees, commercial register fees, publication costs, and filing fees of the Federal Cartel Office or the competent authorities in the United States or any other country (but excluding the fees of SELLER'S advisors) incurred in connection with this AGREEMENT shall be borne by PURCHASER; this applies also with respect to the real estate transfer tax (Grunderwerbsteuer) triggered by the execution of this AGREEMENT but, for the avoidance of any doubt, shall not apply to TAXES referred to in paragraph (c) below.

(b) SELLER and PURCHASER, respectively, shall bear their own legal, accounting and consulting fees and any other costs incurred by them in connection with negotiations and conclusion of this AGREEMENT.

(c) It is expressly understood and agreed between the PARTIES that neither PURCHASER nor the COMPANY shall be liable for or assume any of the costs or TAXES including real estate transfer tax (Grunderwerbssteuer) incurred in connection with any preparatory measures or other steps taken prior to the CLOSING DATE by SELLER and/or the COMPANY or the SUBSIDIARY, in particular, but not limited to, any costs or taxes incurred as a result of the transfer to the COMPANY's interest in GRUNDSTUCKS KG or any of the actions to be completed by SELLER under Article 2 of this AGREEMENT, except for any real estate transfer tax triggered by the acceptance of the HEREDITARY BUILDING RIGHTS EXTENSION OFFER.


9.5 Non-Competition Clause

    As from the EFFECTIVE DATE, neither SELLER nor any of its AFFILIATES shall compete directly or indirectly, for their own account, for the benefit of third parties, as shareholder, partner or employee or in any other capacity, with the COMPANY, with regard to the BUSINESS as conducted by the COMPANY, at the time of the EFFECTIVE DATE. Furthermore, SELLER and its AFFILIATES will not attempt or effectively entice away any employees including the managing directors from the COMPANY without a prior written consent of PURCHASER. The non-competition covenants shall have a duration of five years as from the CLOSING DATE and shall be restricted to the present jurisdictions in which the COMPANY conducts the BUSINESS.


9.6 Customer and Supplier Relationships

    The PARTIES shall duly co-operate with regard to the smooth transfer of customer relationships of the COMPANY following the EFFECTIVE DATE. The same shall apply with regard to the possible termination or continuance of agreements with sales representatives currently acting on behalf of the COMPANY which are listed in SCHEDULE 9.7.


                                     ARTICLE 10

                                  CARTEL LAW ISSUES


    The PARTIES shall support each other with respect to responding to any requests by the Federal Cartel Office or any other filing or notification requirements with other authorities in other countries.

                                      ARTICLE 11

                               MISCELLANEOUS PROVISIONS


11.1 Notices

     All notices and other communications required or permitted hereunder shall be in writing, in the English or German language, and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telex or telefax (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

     If to PURCHASER to:

                             FiberMark, Inc.
                             161 Wellington Road
                             PO Box 498
                             Brattleboro, VT 05302
                             USA

                             Attn:  Alex Kwader
                                    Bruce Moore


                   with a copy to:

                             BEITEN BURKHARDT MITTL & WEGENER
                             Leopoldstr. 236, 80807 Munich,
                             Federal Republic of Germany
                             Telefax No. (089) 35065-123

                             Attn:  Dr. Christoph Kuhmann
                                    Dr. Jorg Kretschmer


    If to SELLER to:

                             Steinbeis Holding GmbH
                             Rosenheimer StraBe 88
                             83098 Brannenburg
                             Federal Republic of Germany
                             Telefax No. (08034) 70-240

                             Attn:     Dr. Rainer Kruger-Barvels
                                       Mr. Jorg Rehm
                                       Dr. Hans Ferdinand Steinbeis
or to such other address or addresses as such party may from time to time designate as to itself by like notice.


11.2 Successors and Assigns

     This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. PURCHASER shall be entitled to transfer all rights and obligations under this Agreement to a company affiliated with PURCHASER.


11.3 Amendments

     Any amendment to this Agreement must be in writing or (if required by law) in the form of a notarial deed. This requirement shall also apply to the waiver of this written form requirement. The term "writing" shall not include the verbal statement of one of the PARTIES which is reflected in the confirmation letter of one of the PARTIES.

11.4 Severability

(a) In the event that one or several provisions of this Agreement should be invalid or unenforceable, or if this Agreement should be incomplete, the validity of and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the PARTIES hereto shall replace the invalid provision by such valid and enforceable provision or by such provision completing this Agreement which is or which are commensurate with the commercial intent of this Agreement as of the date hereof.

(b) In the event that the prohibition to compete pursuant to Article 9.5 of this AGREEMENT is declared to be void by an unappealable decision of a court due to its coverage as to time or contents, then a scope of this provision as to time and/or contents shall be deemed to apply which comes closest to the void prohibition to compete which would be considered as being effective by the competent court. This shall not affect the validity of the remaining provisions of this AGREEMENT.

11.5 Confidentiality

(a) SELLER shall, and shall cause its representatives, to hold in strict confidence, and not use for any commercial purpose or provide to any third party, any confidential information of any kind concerning PURCHASER, FiberMark, Inc. and any enterprises affiliated with PURCHASER. The term "confidential information" shall mean facts and circumstances of any kind which are not publicly known, including trade and business secrets.

(b) The foregoing obligations regarding confidentiality shall apply correspondingly to the obligation of PURCHASER with respect to any confidential information regarding the SELLER and/or the COMPANY and/or the BUSINESS.

(c) The PARTIES shall not disclose the terms of this AGREEMENT, in particular the purchase price stipulated herein, to any third party that is not entitled to receive such information. Such disclosure may, however, be made to direct or indirect shareholders of PURCHASER, to any person providing any debt or equity finance to or investing in PURCHASER or its AFFILIATES and related parties, or to any professional advisor or any public or governmental authority in Germany or any other country. The PARTIES will endeavour to jointly agree on press releases relating to this AGREEMENT. PURCHASER shall have the right to release and file any information required by law.


11.6 Applicable Jurisdiction

(a) This Agreement and the legal relations among the PARTIES shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

(b) All disputes arising in connection with this AGREEMENT or related thereto shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce with a tribunal of three arbitrators with sufficient proficiency in both the German and the English language, who shall be appointed in accordance with the said Rules, and which arbitration shall be conducted in the German language; however, this AGREEMENT or any other agreements or instruments which have been signed and/or executed in the English language shall be introduced in the arbitration proceedings in the English language. The place of arbitration shall be Munich. In as far as the said Rules do not provide procedural regulations, the statutory provisions of the ZPO (German Code of Civil Procedure) shall apply.

(c) To the extent that any documents of or related to the COMPANY or the SUBSIDIARY are not in possession of the COMPANY or the SUBSIDIARY, respectively, in the event of arbitration SELLER shall upon request of PURCHASER disclose and, at PURCHASER's expense, provide copies of any these documents if SELLER or any of its AFFILIATES is in possession of such documents.

11.7 European Economic and Monetary Union

     The European Union anticipates the introduction of a single currency and substitution of the national currencies of Member States participating in a Monetary Union. On the date on which the Deutsche Mark is replaced by single currency, conversion into such currency shall take effect. The denomination of the original currency shall be retained for so long as this is legally permissible. Conversions shall be based on the officially fixed rate of conversion. Neither the introduction of the single currency nor the substitution of the national currencies of the Member States participating in such Monetary Union nor the fixing of the official rate of conversion nor any economic consequences that arise from any of the aforementioned events or in connection with such Monetary Union shall give rise to any right to terminate prematurely, contest, cancel, rescind, modify, or renegotiate this AGREEMENT or any of its provisions or to raise any other objections and/or exceptions or to assert any claims for compensation. This AGREEMENT shall continue in full force and effect in accordance with its terms; in particular, interest rates which have been set for an interest period shall remain unchanged for such interest period, subject to any mandatory provisions.

                                   List of Exhibits



    EXHIBIT 1.2 Consent of COMPANY to Sale and Assignment as well as Corresponding Shareholder Resolution of SELLER

    EXHIBIT 2.1    DM 8 Million Loan Agreement

    EXHIBIT 2.2    Expansion Land Option and Preemption Right Agreement

    EXHIBIT 2.3    Bonus Schedule

    EXHIBIT 2.4 Termination of Profit and Loss Take-Over Agreement and Corresponding Shareholder Resolutions

    EXHIBIT 2.5    Pension Transfer Agreement

    EXHIBIT 2.6    Hereditary Building Rights Extension Offer

    EXHIBIT 2.7    Other Undertakings

    EXHIBIT 2.8    Seller's Environmental Commitment

    EXHIBIT 3.2    Preliminary Declaration of Approval of the Landeszentralbank

    EXHIBIT 3.3    Sample Calculation for Audited Net Closing Balance Sheet
                   Value

    EXHIBIT 4.1    Guarantee for Loan Agreement

    EXHIBIT 6.1    Commercial Register Excerpts of Each Purchaser

    EXHIBIT 9.3    Trade Names, Trademarks


    The Company will provide supplementally to the Commission a copy of any omitted exhibit upon request.

                                  List of Schedules


    SCHEDULE 7.1 Commercial Register Excerpts of SELLER, the COMPANY, the SUBSIDIARY and GRUNDSTUCKS KG

    SCHEDULE 7.3 Articles of Association of COMPANY and Limited Partnership Agreement of SUBSIDIARY

    SCHEDULE 7.6   Real Property and Leaseholds

    SCHEDULE 7.8   Intangible Property Rights

    SCHEDULE 7.9   Accounts Receivable and Inventory

    SCHEDULE 7.10  Contracts or Agreements with Affiliates

    SCHEDULE 7.11  Bank Accounts

    SCHEDULE 7.13  Powers of Attorney and Suretyships

    SCHEDULE 7.14  Labour and Employment

    SCHEDULE 7.16  Important Contracts

    SCHEDULE 7.18  Insurances

    SCHEDULE 7.22  Taxes

    SCHEDULE 7.23  No Undisclosed Liabilties

    SCHEDULE 7.24  Litigation

    SCHEDULE 7.25  Compliance with Law and Agreements

    SCHEDULE 7.27  Absence of Changes

    SCHEDULE 8.4   Environmental Examination Plan

    SCHEDULE 9.7   Customer and Supplier Relationships


    The Company will provide supplementally to the Commission a copy of any omitted schedule upon request.